UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_]	Confidential, For Use of the
Commission Only (as permitted
by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[_]	Definitive Additional Materials

AMERICAN STATES WATER COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notice of 2011 Annual Meeting of Shareholders

Date:	May 10, 2011

Time:	10:00 a.m., Pacific Time

Location:	The Langham
1401 South Oak Knoll Avenue
Pasadena, California 91106

Record Date:	March 18, 2011

Agenda:	To elect the following three class III directors to the board of directors to serve until the annual meeting in 2014 or until their successors are duly elected and qualified:

Mr. James F. McNulty
Mr. Robert J. Sprowls
Ms. Janice F. Wilkins

To amend the Bylaws to increase the minimum and maximum size of the board from a range of five to nine directors to a range of six to eleven directors

To hold an advisory vote on the compensation of our named executive officers

To hold an advisory vote on the frequency of the vote on the compensation of our named executive officers

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and

To transact any other business, which may properly come before the 2011 annual meeting or any adjournment thereof.

By order of the board of directors:

Ms. Eva G. Tang
Corporate Secretary

San Dimas, California
March 29, 2011

Important Notice Regarding the Availability of Proxy Materials
For the Shareholders Meeting to Be Held on May 10, 2011

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by sending you the proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010. This proxy statement and our 2010 annual report are also available on the Internet at www.proxyvote.com. Shares must be voted either by telephone, online or by completing and returning a proxy card as provided in our proxy statement. Shares cannot be voted by marking, writing on and/or returning this notice or any other notice of Internet availability of our proxy materials.

Directions for Attending the 2011 Annual Meeting

     We will hold the 2011 annual meeting at The Langham, 1401 South Oak Knoll Avenue, Pasadena, California 91106.

     For shareholders of record, the detachable portion of your proxy card is your ticket to the 2011 annual meeting. Please present your ticket when you reach the registration area at the 2011 annual meeting.

     For shareholders who hold shares through a brokerage firm, bank or other holder of record, your admission ticket is the copy of your latest account statement showing your investment in our common shares. Please present your account statement to one of our representatives at the 2011 annual meeting. You cannot vote your shares at the 2011 annual meeting unless you have obtained a legal proxy from your broker, bank or other shareholder of record. A copy of your account statement is not sufficient for this purpose.

Directions to The Langham

American States Water Company

Proxy Statement for 2011 Annual Meeting

 ________________________________________________________________________

INFORMATION ABOUT THE 2011 ANNUAL MEETING	1
What is the purpose of the 2011 annual meeting?	1
Who may attend the 2011 annual meeting?	1
How may I vote my shares in person at the 2011 annual meeting?	1
How may I vote my shares without attending the 2011 annual meeting?	2
May I change my vote after I submit a proxy?	3
How may I cast my vote?	3
May I cumulate my votes for a director?	3
How does the board recommend that I vote at the 2011 annual meeting?	4
How will the named proxies vote if I send in my proxy without voting instructions?	4
How will the named proxies vote if a nominee is unable to serve as director?	4
What vote is required to approve each of the proposals?	4
What happens if cumulative voting for directors occurs?	5
What is the quorum requirement for the 2011 annual meeting?	6
Who bears the costs of proxy distribution and solicitation?	6
What does it mean if I receive more than one proxy or voting instruction card?	6
Who will serve as inspector of election?	6
How is an annual meeting adjourned?	6
BOARD STRUCTURE AND COMMITTEES	7
How is the board of directors structured?	7
What is the board’s role in risk oversight?	7
What are the procedures for changing the number of directors?	8
How are vacancies filled on the board of directors?	8
Under what circumstances may a director be removed from the board?	8
What committees does the board of directors have?	9
How often did the board and each of the committees meet during 2010?	9
NOMINATING AND GOVERNANCE COMMITTEE	9
What are the functions of the nominating and governance committee?	9
How does the nominating and governance committee assess candidates to fill vacancies on the board?	10
What is the role of the board in the nomination process?	11
Who are the members of the nominating and governance committee?	11
How may a shareholder nominate a person to serve on the board?	11
Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?	12
Did we receive any nominations for director from certain large beneficial owners of our common shares?	12

i

AUDIT AND FINANCE COMMITTEE	12
Who are the members of the audit and finance committee?	12
Does the audit and finance committee have any audit committee financial experts?	12
Audit and Finance Committee Report	12
COMPENSATION COMMITTEE	14
What are the functions of the compensation committee?	14
What fees have we paid for services provided by our compensation consultant and its affiliates?	15
Does the compensation committee believe that its compensation consultant was independent?	15
Compensation committee interlocks and insider participation	15
GOVERNANCE OF THE COMPANY	16
Is each of our board and committee members independent?	16
Do we have any relationships with any executive officers?	17
What procedures do we use for reviewing and approving transactions between us and our directors and executive officers?	17
Have any of our directors, executive officers, nominee or affiliates been involved in certain legal proceedings during the past ten years?	18
What is our policy regarding attendance by board members at our annual meetings?	18
What is the process for shareholders and other interested persons to send communications to our board?	19
What are the requirements for submission of shareholder proposals?	19
STOCK OWNERSHIP	20
Are there any large owners of our common shares?	20
How much stock do directors, the nominee and executive officers own?	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
PROPOSAL 1: ELECTION OF DIRECTORS	21
What is the experience of each director and nominee for election as a director?	21
What is the experience of our other directors?	24
How did we compensate our directors in 2010?	28
PROPOSAL 2: TO AMEND THE BYLAWS TO INCREASE THE MAXIMUM AND MINIMUM SIZE OF THE BOARD	30

ii

EXECUTIVE OFFICERS	31
What has been the business experience of our executive officers during the past five years?	31
Compensation Discussion and Analysis	32
Compensation Committee Report	42
How were certain of our executive officers compensated in 2010?	43
What plan-based awards did we make to these executive officers in 2010?	47
What equity awards granted to these executive officers were outstanding at the end of the year?	48
Did any of these executive officers exercise options or have restricted stock or restricted stock units vest in 2010?	50
What pension benefits are payable to these executive officers?	50
Are any of these executive officers participants in a non-qualified deferred compensation plan?	51
What are the terms of severance arrangements with executive officers?	52
What are the terms of change in control agreements with executive officers?	52
What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated as a result of a change in control?	53
PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	54
PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	56
PROPOSAL 5: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
What are the audit and finance committee’s pre-approval policies and procedures?	58
Principal accounting fees and services	58
OTHER MATTERS	59
OBTAINING ADDITIONAL INFORMATION FROM US	59

iii

March 29, 2011

American States Water Company
630 East Foothill Blvd.
San Dimas, California 91773

2011 Proxy Statement

     We are sending this proxy statement and the accompanying proxy to each of our shareholders of record on or about March 29, 2011 in connection with the solicitation by our board of directors of proxies to be voted at our 2011 annual meeting and any adjournments thereof. We have set the record date for determining the shareholders entitled to vote at the 2011 annual meeting as the close of business on March 18, 2011. As of March 18, 2011, we had 18,655,708 common shares outstanding. We do not have any other outstanding equity securities. Each of our common shares is entitled to one vote.

     We will hold our 2011 annual meeting on May 10, 2011 at 10:00 a.m., Pacific Time, at The Langham, 1401 South Oak Knoll Avenue, Pasadena, California 91106.

INFORMATION ABOUT THE 2011 ANNUAL MEETING

What is the purpose of the 2011 annual meeting?

     At our 2011 annual meeting, we will ask our shareholders to elect three class III directors who will serve until our annual meeting of shareholders in 2014, or until our shareholders duly elect their qualified successors. We will also ask shareholders to approve an amendment to our Bylaws to increase the minimum and maximum size of the board of directors from a range of five to nine to a range of six to eleven, to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, and to vote on any other matter which may properly come before the 2011 annual meeting or any adjournment, including any proposal to adjourn the 2011 annual meeting. In addition, we are seeking advisory votes on the compensation that we pay our named executive officers, commonly referred to as a “say-on-pay” proposal, and on how frequently we should seek a “say-on-pay” advisory vote.

     Even if you are able to attend the 2011 annual meeting, we encourage you to vote early using the mail, telephone or on-line methods described below.

Who may attend the 2011 annual meeting?

     Our shareholders and our representatives may attend our 2011 annual meeting. If you are a shareholder of record on the record date, you must bring the detachable portion of your proxy card in order to gain admission to our 2011 annual meeting. You are a shareholder of record if your shares are registered directly in your name. We mailed this proxy statement directly to you if you are a shareholder of record.

     If you are a shareholder who holds shares through a brokerage firm, bank or other holder of record on the record date, you must bring a copy of your latest account statement showing your investment in our common shares. If you are a beneficial owner of our shares, your broker, bank, trustee or nominee sent this proxy statement to you.

How may I vote my shares in person at the 2011 annual meeting?

     If you are the shareholder of record, you may vote your shares in person at the 2011 annual meeting if you have the detachable portion of your proxy card as proof of identification. If you are the beneficial owner of shares held in street name, you may vote your shares, at the meeting, if you obtained a legal proxy from your broker, bank or other shareholder of record. Participants in Golden State Water Company’s 401(k) plan may not vote their 401(k) shares in person at the 2011 annual meeting since the 401(k) plan trustee is the holder of record of these shares.

How may I vote my shares without attending the 2011 annual meeting?

     All proxies that shareholders properly sign and return, unless properly revoked, will be voted at the 2011 annual meeting or any adjournment thereof in accordance with the instructions indicated on the proxy.

     You may vote your shares without attending the 2011 annual meeting by mail, by telephone or by Internet.

     Voting by Mail
  You may sign, date and return your proxy cards in the pre-addressed, postage-paid envelope provided.
     Voting by Telephone
  You may vote by proxy using the toll-free telephone number listed on the proxy card. Please have the proxy card in hand before calling.

  If your shares are held through a brokerage firm, bank or other holder of record, you may vote by telephone only if the holder of record (broker, bank or other holder of record) offers that option to you.

  Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2011 in order to be voted at the 2011 annual meeting.
     Voting by Internet
  You may also choose to vote by proxy using the Internet. The Internet address is www.proxyvote.com which is also listed on the proxy card. Please have the proxy card in hand before going online. You may also view our proxy statement and 2011 annual report at this web-site.

  If your shares are held through a brokerage firm, bank or other holder of record, you may vote by the Internet only if the holder of record (broker, bank or other holder of record) offers that option to you.

  Votes submitted by Internet must be received by 11:59 p.m., Eastern Time, on May 9, 2011 in order to be voted at the 2011 annual meeting.
     Regardless of whether or not you attend the 2011 annual meeting in person, we encourage all of our shareholders to vote using one of the methods described above.

     Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares using any of the methods described above. Votes submitted by telephone or using the Internet must be received by 11:59 p.m. on May 6, 2011 in order for us to forward your instructions to the 401(k) plan trustee. The trustee will vote 401(k) plan shares as to which no directions are received in the same ratio as 401(k) plan shares with respect to which directions are received from other participants in the 401(k) plan, unless contrary to the Employee Retirement Income Security Act of 1974.

May I change my vote after I submit a proxy?

     You may revoke your proxy at any time before the named proxies vote at the 2011 annual meeting by any of the following methods:
  filing with us a written notice of revocation of the proxy bearing a later date,

  attending the 2011 annual meeting and voting in person, or presenting a written notice of the revocation of the proxy at the 2011 annual meeting.
     If you hold your shares through a broker, bank or other shareholder of record, then you must obtain a legal proxy in order to take any of these actions.

     Please bear in mind that your execution of a proxy will not affect your right to attend the 2011 annual meeting or any adjournment thereof and vote in person; however, your attendance at the 2011 annual meeting will not, by itself, revoke your proxy, unless you take one of the actions listed above.

How may I cast my vote?

     In the election of directors, you may vote your shares for the nominees in the following manner:
  “FOR” all of the nominees,

  “WITHHOLD” all (you may withhold your authority to vote for a nominee by checking the “for All Except” box and writing the number(s) of the nominee(s) on the line below), or

  “FOR ALL EXCEPT,” and write in the nominee(s) with respect to whom you choose to withhold your authority to vote.
     With respect to the vote to approve the proposed amendment to our Bylaws to increase the minimum and maximum size of our board of directors from a range of five to nine to a range of six to eleven directors, the advisory vote on the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote your shares in the following manner:
  “FOR,”

  “AGAINST,” or

  “ABSTAIN”
     You will also be asked to express your views as to whether we should hold a “say-on-pay” advisory vote every one, two or three years. You will also be given an opportunity to abstain from voting on this matter.

     Each share is entitled to one vote on each of these matters.

May I cumulate my votes for a director?

     You may not cumulate your votes for a director (i.e., cast for any candidate a number of votes greater than the number of common shares that you hold on the record date) unless you or another shareholder places the candidate’s name in nomination prior to the voting, and prior to the voting, gives notice of an intention to cumulate votes at the 2011 annual meeting.

     If you or any other shareholder gives notice prior to voting of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates who have been nominated.

How does the board recommend that I vote at the 2011 annual meeting?

     Our board recommends that you vote your shares
  “FOR” each of the nominees for class III director,

  “FOR” the proposal to amend the Bylaws to increase the minimum and maximum size of the board from a range of five to nine to a range of six to eleven,

  “FOR” approval of the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, referred to herein as a “say-on-pay” advisory vote,

  “FOR” a “say-on-pay” advisory vote every three years, and

  “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
How will the named proxies vote if I send in my proxy without voting instructions?

     The named proxies will vote “FOR” the election of the board’s nominees as directors, “FOR” the proposal to amend our bylaws, “FOR” approval of the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, “FOR” a “say-on-pay” advisory vote every three years, and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm if you send in your proxy without voting instructions. The named proxies will also vote in favor of such other matters as are incident to the conduct of the 2011 annual meeting, unless otherwise instructed.

How will the named proxies vote if a nominee is unable to serve as director?

     In the event any one or more of the nominees is withdrawn from nomination as a director or is unable to serve for any reason, a contingency not now anticipated, the named proxies may vote for a substitute nominee or nominees, unless otherwise instructed by a shareholder on his or her proxy.

What vote is required to approve each of the proposals?

     Proposal 1

Candidates for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote at the 2011 annual meeting in person or by proxy (up to the number of directors to be elected) will be elected. Votes cast against a candidate or votes withheld will have no legal effect. Brokers are not authorized to vote on this proposal unless you instruct otherwise.

     Proposal 2

The amendment to our bylaws to increase the minimum and maximum size of the board from a range of five to nine directors to a range of six to eleven directors must be approved by an affirmative vote of a majority of our outstanding common shares entitled to vote at the 2011 annual meeting. Abstentions on this proposal will have the effect of a vote against the proposal. Brokers are authorized to vote on this proposal unless you instruct otherwise.

Proposal 3

The compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion will be approved upon an affirmative vote of a majority of our common shares represented in person or by proxy and voting at our 2011 annual meeting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2011 annual meeting. Abstentions on this proposal will not be considered as a vote cast for or against this proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company, the compensation committee and the board.

Proposal 4

We are requesting your views regarding whether a “say-on-pay” advisory vote should be held every one, two or three years. We are not seeking your approval of the board’s recommendation to hold a “say-on-pay” advisory vote every three years. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company and the board.

Proposal 5

The appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm, will be ratified by the affirmative vote of those present in person or by proxy and voting at our 2011 annual meeting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2011 annual meeting. Abstentions on this proposal will not be considered as a vote cast for or against this proposal. Brokers are authorized to vote on this proposal unless you instruct otherwise.

What happens if cumulative voting for directors occurs?

     If we conduct voting for directors by cumulative voting, then you may cast a number of votes equal to the number of directors authorized multiplied by the number of shares you have a right to vote. You may cast your votes for a single candidate or you may distribute your votes on the same principle among as many candidates in whatever proportion you desire.

     The accompanying proxy card will grant the named proxies discretionary authority to vote cumulatively if cumulative voting applies. Unless you instruct the named proxies otherwise, the named proxies will vote equally for each of the three candidates for the office of director; provided, however, that if sufficient numbers of our shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will:
  determine the number of directors they may elect,

  select such number from among the named candidates,

  cumulate their votes, and

  cast their votes for each candidate among the number they are entitled to vote.

What is the quorum requirement for the 2011 annual meeting?

     A quorum is present if shareholders holding a majority of shares entitled to vote on the record date are present at the 2011 annual meeting, either in person or by proxy. We will count shares represented by proxies that reflect abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. The term “broker non-vote” refers to shares held by brokers or nominees who have not received instructions on how to vote from the beneficial owners or persons entitled to vote if the broker or nominee indicates on the proxy that the broker or nominee does not have discretionary power to vote on the matter.

Who bears the costs of proxy distribution and solicitation?

     We will bear the entire cost of preparing, assembling, printing and mailing proxy statements, and the costs of any additional materials, which the board may furnish to you. We will solicit proxies by U.S. mail or, in the case of brokers, banks and other nominees by personal delivery. We have engaged the services of Morrow & Company for $5,500 to assist us in soliciting proxies. We may also solicit proxies by telephone, or personally, by directors, officers and regular employees of the company who will receive no extra compensation for performing these services.

What does it mean if I receive more than one proxy or voting instruction card?

     It means your shares are either registered differently or appear in more than one account. Please provide us with voting instructions for all proxy and voting instruction cards that you receive.

Who will serve as inspector of election?

     The board of directors has appointed Broadridge Financial Solutions, Inc. to act as the inspector of election. The inspector of election will count all votes cast, whether in person or by proxy.

How is an annual meeting adjourned?

     Shareholders may adjourn an annual meeting by the affirmative vote of a majority of the shares represented at the annual meeting, in person or by proxy, even if a quorum is not present. If a proposal is made to adjourn the 2011 annual meeting in order to enable management to continue to solicit proxies in favor of a proposal, the proxies will be voted in favor of adjournment, unless otherwise instructed.

     In the absence of a quorum at the 2011 annual meeting, no business may be transacted at the 2011 annual meeting other than an adjournment. We may conduct any business at an adjourned meeting which we could have conducted at the original meeting.

     We are not required to give you notice of an adjournment of an annual meeting if we announce the time and place of the adjournment at the annual meeting at which the adjournment takes place. We must, however, give you notice of the adjourned meeting if the adjournment is for more than 45 days or, if after the adjournment, we set a new record date for the adjourned meeting.

BOARD STRUCTURE AND COMMITTEES

How is the board of directors structured?

     The board of directors currently consists of nine directors, with an independent non-management director serving as its chair. The board is divided into three classes (class I, class II and class III). Shareholders elect directors in each class to serve for a three-year staggered term expiring in successive years or until shareholders duly elect their successors. The term of the class I directors will expire at the 2012 annual meeting. The term of the class II directors will expire at the 2013 annual meeting. The term of the class III directors elected at this annual meeting will expire at the 2014 annual meeting.

     Lloyd E. Ross, the chair of the board, is a non-voting ex-officio member of all committees of the board and is the presiding director for executive sessions of the board. The board holds executive sessions of the board following regularly scheduled meetings and on an as-needed basis, some of which are non-management executive sessions. Currently, Mr. Sprowls, who is also president and chief executive officer of the company, is the only employee director that participates in executive sessions of the board. He does not participate in non-management executive sessions. The board held six executive sessions of the board in 2010, three of which included non-management executive sessions.

     The board of directors has determined that Mr. Ross and seven of the other members of the board are independent directors of the company. The board believes that this leadership structure, in which the chair is an independent director, ensures a greater role for the eight independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the board. The board further believes that this leadership structure is preferred by a significant number of our shareholders. The board has used this leadership structure since the formation of the company as a holding company in 1998.

What is the board’s role in risk oversight?

     The board does not manage risk. Rather the board oversees enterprise risk management, or ERM, performed under the direction of the chief executive officer and chief financial officer. The board satisfies this responsibility by obtaining information from each committee chair regarding the committee’s risk oversight activities and from regular reports directly from officers and other key management personnel responsible for risk identification, risk management and risk mitigation strategies. The reporting processes are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

     The board has not established a risk oversight committee. Instead, each committee oversees risks within its area of responsibility.

     The audit and finance committee considers financial risks and exposures, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters and the company’s retirement plans. The audit and finance committee receives regular reports from the internal auditor of the company in order to assist it in overseeing financial risks. The chair of the audit and finance committee also serves as a liaison between the audit and finance committee and the anti-fraud committee of the company. The audit and finance committee is not responsible for the oversight of non-financial risks. These oversight responsibilities are performed by the full board and other committees.

     The nominating and governance committee considers risks and exposures relating to corporate governance and succession planning for the board and the chief executive officer. The nominating and governance committee is also responsible for making recommendations regarding the delegation of risk oversight responsibilities to committees of the board and the policies and procedures for coordinating the risk oversight responsibilities of the board, the ERM liaison, if any, and each of the committees and the board.

     The compensation committee considers risks associated with executive and employee compensation programs. The ASUS committee oversees the risks and exposures associated with the company’s contracted services operations. The strategy and corporate development committee oversees strategic, financial and execution risks associated with the company’s strategic plans.

     Diana M. Bontá was appointed as a liaison between the board and management with respect to providing additional oversight of the company’s ERM programs. Dr. Bontá reports to the audit and finance committee and the full board regarding management’s implementation of the company’s ERM program and other matters relevant to the risk oversight responsibilities of the board.

What are the procedures for changing the number of directors?

     Under our bylaws, the board of directors may increase the authorized number of directors up to nine without obtaining shareholder approval so long as we list our common shares on the New York Stock Exchange. We currently have nine directors on our board. The board of directors may also decrease the number of authorized directors to no less than five without obtaining shareholder approval. If the number of authorized directors is decreased to five, then the board will cease to be classified; provided, that the decrease in the number of directors cannot shorten the term of any incumbent director.

     Unless otherwise approved by our shareholders, the board of directors will cease to be classified if our common shares are not listed on the New York Stock Exchange.

How are vacancies filled on the board of directors?

     The majority of the remaining directors may fill vacancies on the board, except those existing as a result of a removal of a director, though less than a quorum. If the board consists of only one director, the sole remaining director may fill all vacancies on the board. Each director so elected will hold office until the end of the term of the director who has been removed, or until the director’s successor has been duly elected and qualified. Our shareholders also have the right to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Under what circumstances may a director be removed from the board?

     Under California law, members of the board of directors may be removed:
  by the board of directors as the result of a felony conviction or court declaration of unsound mind,

  by the shareholders without cause, or

  by court order for fraudulent or dishonest acts or gross abuse of authority or discretion.
     Generally, shareholders may not remove a director if the votes cast against removal are sufficient to elect the director if voted cumulatively at an election of directors held at the time of removal. In addition, no director may be removed by shareholders by written consent unless all shareholders vote for removal of the director.

What committees does the board of directors have?

     The board has three standing committees:
  an audit and finance committee,

  a nominating and governance committee, and

  a compensation committee.
     Each of these committees operates under a written charter which identifies the purpose of the committee and its primary functions and responsibilities. Copies of these charters are available on our website at www.aswater.com.

     The board has also established a committee, known as the ASUS committee, to review our contracted services business and a strategy and corporate development committee. From time to time, the board establishes special committees or appoints members of the board to serve as liaisons between the board and management with respect to special projects. Six members of the board served as liaisons between the board and/or its committees and management in 2010.

How often did the board and each of the committees meet during 2010?

     During 2010,
  directors met, as a board, ten times,

  the audit and finance committee met eight times,

  the nominating and governance committee met six times,

  the ASUS committee met eight times,

  the compensation committee met ten times, and

  the strategy and corporate development committee met five times,
     No board member attended less than 75% of the meetings of the board in 2010. No committee member attended less than 75% of the committee meetings of any committee in which he or she was a member.

NOMINATING AND GOVERNANCE COMMITTEE

What are the functions of the nominating and governance committee?

     The nominating and governance committee assesses qualifications of candidates to fill vacancies on the board and makes recommendations to the board regarding candidates to fill these vacancies. The nominating and governance committee also recommends to the board changes in the company’s corporate governance policies and procedures, CEO succession and board training.

How does the nominating and governance committee assess candidates to fill vacancies on the board?

     The nominating and governance committee assesses nominees for directors on the basis of a number of qualifications, including:
  a reputation for integrity, honesty and adherence to high ethical standards,

  holding or having held a generally recognized position of leadership,

  business acumen, business or governmental experience and an ability to exercise sound business judgment in matters that relate to our current and long-term objectives,

  an interest and ability to understand the sometimes conflicting interests of our various constituencies, including shareholders, employees, customers, regulators, creditors and the general public,

  an interest and ability to act in the interests of all shareholders,

  an ability to work constructively with groups of diverse perspectives and to tolerate opposing viewpoints,

  a commitment to service on the board, including commitment demonstrated by prior board service, and a willingness to challenge and stimulate management.
     Each director, other than the chief executive officer of the company, is also expected to satisfy the independence requirements of the board.

     In addition, to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. In order to achieve this objective, the committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix and diversity of professional and personal experience, knowledge and skills that will allow the board to fulfill its responsibilities. The committee construes the concept of diversity broadly so as to include a variety of opinions, perspectives, personal experiences and backgrounds and other differentiating characteristics, including gender and ethnicity.

     The process used by the committee in assessing candidates for director is a subjective one. The committee has considered knowledge, skills and experience in the following areas to be helpful to the board in selecting nominees for director:
  finance

  accounting

  engineering

  real estate

  construction

  government contracting

  public utility and/or other regulated industry

  corporate governance

  customer and community service
     For information on the specific backgrounds and qualifications of our current directors, see “Proposal 1: Election of Directors.”

     As part of its annual self assessment process, the board also evaluates directors on a variety of criteria, including:
  independence

  commitment, time and energy devoted to service on the board overall and likely future contributions to the board

  attendance at, and preparation for, board and committee meetings effectiveness as chair of the board or a committee

  collegiality

  understanding the role of the board and the committees on which he or she serves judgment and appropriateness of comments, and

  willingness to challenge and stimulate management
     The nominating and governance committee considers candidates recommended by board members, professional search firms, shareholders and other persons, in addition to board members whose terms may be expiring. The manner in which the nominating and governance committee evaluates a new person as a nominee does not differ based on who makes the nomination.

What is the role of the board in the nomination process?

     After the board receives the nominating and governance committee’s recommendations on nominees, the board then nominates director candidates the board deems most qualified for election at an annual meeting.

     If a vacancy or a newly created board seat occurs between annual meetings, the board is responsible for filling the vacancy or newly created board seat in accordance with our bylaws as described above under the heading “How are vacancies filled on the board of directors?”

Who are the members of the nominating and governance committee?

     Ms. Holloway is the chair of the nominating and governance committee. Mr. Anderson, Dr. Bontá and Mr. Dodge are members of this committee. Mr. Ross serves as a non-voting ex-officio member of this committee.

How may a shareholder nominate a person to serve on the board?

     You may submit the name of a person for election as a director either by submitting a recommendation to the nominating and governance committee or by directly submitting a name for consideration at a shareholder meeting. In either event, you must submit the name of the nominee in writing to our corporate secretary at our corporate headquarters between February 9, 2012 and February 26, 2012, in order for your nominee to be considered for election as a director at the 2012 annual meeting. If we change the 2012 annual meeting date by more than 30 days from the date of our 2011 annual meeting or a special meeting is held, you will have another opportunity to submit nominations. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date.

     Your notice to the corporate secretary must contain:
  all information that the Securities and Exchange Commission requires us to disclose in our proxy statement about the nominee,

  a consent by the nominee to be named in the proxy statement and to serve as a director if elected,

  the name and address of the record and beneficial owner, if any, of the shares making the nomination, and the number of shares held.

     If you submit a name for consideration by the nominating and governance committee, we may also ask you to provide other information reasonably related to the recommended individual’s qualifications as a nominee. The person recommended should be able to, upon request and with reasonable advance notice, meet with one or more members of the nominating and governance committee and/or the board of directors to inquire into the nominee’s qualifications and background and otherwise to be interviewed for purposes of the nomination.

     If you plan to submit a name directly for nomination as a director at a shareholder meeting, you must comply with all requirements of the Securities Exchange Act of 1934 in connection with soliciting shareholders to vote for your nominee.

     We have made no material changes in 2011 to these procedures for the nomination of directors.

Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?

     We have not paid any fees for assistance in identifying potential candidates to fill a vacancy on the board.

Did we receive any nominations for director from certain large beneficial owners of our common shares?

     We have not received any nominations from a shareholder or a group of shareholders owning more than 5% of our outstanding common shares.

AUDIT AND FINANCE COMMITTEE

Who are the members of the audit and finance committee?

     Mr. Kathol is the chair of the audit and finance committee. Mr. King was appointed the vice chair of the audit and finance committee on February 23, 2011. The vice chair acts as the chair of the audit and finance committee and otherwise performs the duties of the chair contemplated by the policies and procedures of the company to be performed by the chair during such time as Mr. Kathol is unable to perform the duties of chair. Mr. Dodge is a member of this committee. Mr. Ross serves as a non-voting ex-officio member of this committee.

Does the audit and finance committee have any audit committee financial experts?

     The board of directors determined that Mr. Kathol and Mr. King are “audit committee financial experts” under the corporate governance listing standards of the New York Stock Exchange.

Audit and Finance Committee Report

     Functions of the audit and finance committee

     The audit and finance committee:
  reviews significant public documents containing financial statements provided to shareholders and regulatory agencies and reviews all periodic reports filed with the Securities and Exchange Commission, discusses with the company’s independent registered public accounting firm its plans, if any, to use the work of internal auditors,

  reviews the internal audit function, including its competence and objectivity and proposed audit plans for the coming year, including intended levels of support for and coordination with the external audit process, discusses with the internal auditors and the company’s independent registered public accounting firm, the financial statements and the results of the audit,

  discusses with the company’s independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of the audit, reviews the qualifications of our independent registered public accounting firm and appoints (and has sole authority to terminate) our independent registered public accounting firm,

  reviews and approves fees charged by our independent registered public accounting firm,

  reviews and evaluates the effectiveness of our process for assessing significant financial risks and the steps management takes to minimize these financial risks,

  reviews and makes recommendations to the board of directors regarding related party transactions,

  reviews accounting and financial human resources,

  establishes procedures for the receipt, retention and treatment of complaints that the company receives regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or related party transactions, and reviews the committee’s charter and its own performance annually.
     Management has the primary responsibility for our financial statements, internal controls, disclosure controls and the financial reporting process. PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report based on its findings. The audit and finance committee’s responsibility is to monitor and oversee our financial reporting process. PricewaterhouseCoopers LLP reports directly to the audit and finance committee and the board of directors.

     Discussions with Independent Auditors

     PricewaterhouseCoopers LLP provided to the audit and finance committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and the audit and finance committee discussed with PricewaterhouseCoopers LLP the independent accountant’s independence. The audit and finance committee also reviewed and discussed our audited consolidated financial statements with PricewaterhouseCoopers LLP and the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the firm’s evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

      Discussions with Management

      During 2010, the committee reviewed and discussed with management the company’s audited consolidated financial statements. Management has represented to the audit and finance committee that our internal controls over financial reporting have no material weaknesses and that management prepared the company’s consolidated financial statements in accordance with generally accepted accounting principles.

      Recommendation for Inclusion in Form 10-K

      Based upon the audit and finance committee’s discussions with management and PricewaterhouseCoopers LLP, the audit and finance committee’s review of the representations of management and the reports and presentations of PricewaterhouseCoopers LLP to the audit and finance committee, the audit and finance committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

      This report is submitted by:

             Robert F. Kathol, Chair
            Gary F. King, Vice Chair
            N. P. Dodge, Jr., Member

COMPENSATION COMMITTEE

What are the functions of the compensation committee?

     Our compensation committee, which consists entirely of independent directors:
  reviews the performance of our executive officers in January of each year and at the time of the hiring or promotion of an executive officer,

  selects a compensation consultant to assist the committee in evaluating the amount or form of executive and director compensation,

  recommends the salary for each executive officer, including the salary of Robert J. Sprowls, the president and chief executive officer of the company, for ratification by the independent members of the board, makes stock awards for each executive officer and manager pursuant to our equity compensation plans,

  sets performance standards and makes awards under non-equity compensation plans,

  approves objective and discretionary bonuses for executive officers,

  reviews and makes recommendations to the board regarding long-term compensation strategies and changes in the executive compensation program and the terms of our employee benefit and pension plans,

  reviews trends in executive compensation and considers changes in accounting principles and tax laws that impact executive compensation,

  makes recommendations to the board regarding the terms of employment and severance arrangements applicable to specific executive officers,

  reviews and makes recommendations to the board regarding the compensation of directors, and administers the 2000 Stock Incentive Plan, or 2000 plan, and the 2008 Stock Incentive Plan, or 2008 plan, for employees, and the 2003 Non-Employee Directors Plan, or directors plan, for directors.
     Unless otherwise provided by the board, the compensation committee does not have the authority to delegate its authority to a subcommittee.

What fees have we paid for services provided by our compensation consultant and its affiliates?

     The compensation committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., or Marsh, to prepare a survey of executive compensation trends and pay practices of other companies and to make recommendations to the compensation committee regarding the amount and types of compensation to be paid to our executive officers in 2010. The aggregate amount of fees paid to Mercer in 2010 for services provided in 2010 was $57,267. The compensation committee had the sole authority to appoint Mercer, oversee the executive compensation services provided by Mercer and to approve the compensation paid to Mercer for these services.

     Mercer and Oliver Wyman, affiliates of Marsh, were also retained by management of the company in 2010, with the knowledge of the compensation committee, to provide actuarial services, unrelated to executive compensation, for the company’s worker compensation programs in California and Arizona and pension and retiree medical plans. The aggregate amount of fees paid to Mercer and Oliver Wyman for services provided in 2010 was $526,656. These services were approved by management in the ordinary course of business.

Does the compensation committee believe that its compensation consultant was independent?

     In determining to engage Mercer as the compensation consultant to the compensation committee for another year, the compensation committee considered the policies adopted by Mercer and its affiliates to prevent conflicts of interest. The compensation committee also considered:
  the types of services provided by Mercer and Oliver Wyman to the company at the request of management,

  the fact that the fees paid by the company to Marsh and its affiliates were small compared to the total revenues of Marsh,

  the fact that there was no relationship between Marsh or any of its affiliates with any member of the compensation committee, and the fact that neither Marsh nor any of its affiliates owns any of our common shares.
     The committee concluded that the consulting advice that it has received from Mercer was objective and not influenced by the provision of actuarial services by Mercer and Oliver Wyman authorized by management.

Compensation committee interlocks and insider participation

     Mr. Anderson is the chair of the compensation committee. Ms. Holloway and Dr. Bontá are members of this committee. Mr. Ross is a non-voting ex-officio member of this committee.

     The board has determined that no member of this committee has a material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us or any other relationship with the company that the board of directors determined would affect the independence of that member.

      No member of this committee is a current or former officer or employee of the company or any of its subsidiaries. None of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors serve as an executive officer, director or member of the compensation committee. No compensation committee member has received any consulting, advisory or other compensatory fees paid by the company or any of its subsidiaries, other than fees received for serving on our board of directors, committees of our board or acting as a liaison between the board and/or committees and management on matters specified by the board.

GOVERNANCE OF THE COMPANY

Is each of our board and committee members independent?

     Based on information solicited from each director and Ms. Wilkins, the board has determined that each of our directors and nominees, other than Mr. Sprowls, has no material relationship with us, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us and is otherwise independent under the corporate governance standards of the New York Stock Exchange. We have not adopted any other categorical standards for determining whether a board member is independent.

     The board determined that Mr. Anderson, Dr. Bontá, Mr. Dodge, Ms. Holloway, Mr. Kathol, Mr. King, Mr. McNulty and Mr. Ross are independent directors. The board also determined that, Janice Wilkins, if elected, would be an independent director. In determining that these directors are independent, the board considered the following facts:
  none of these directors or the nominee or any of their immediate family members is or has been an executive officer or employee of the company or any of its subsidiaries at any time,

  none of our directors or the nominee or any of their immediate family members or any “related person” had any indebtedness to us, any business relationship with us or any transaction or proposed transaction with us in excess of $120,000 since January 2010, other than compensation for serving as a director or as a member of a committee of the board or a liaison between the board and/or a committee and management, none of these directors or the nominee or any of their immediate family members received during any twelve month period within the last three years more than $100,000 in direct compensation from us, other than compensation for serving as a director, a member of a committee of the board or a liaison between the board and/or a committee and management, none of these directors or the nominee has accepted, either directly or indirectly, any consulting, advisory or other compensatory fee from us, other than compensation for serving as a director, a member of a committee of the board or a liaison between the board and/or a committee and management, no director or nominee is, or has been, an employee of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from us at any time during the past three years for property or services in an amount which, in any single fiscal year exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year, no immediate family member of any director or nominee is an executive officer of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from, us at any time during the past three years for property or services in an amount which, in any single fiscal year exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year, no director or nominee or an immediate family member is a current partner or employee of a firm that is our internal or external auditor,

  no director or nominee or an immediate family member was within the last three years a partner or employee of our internal or external auditor and personally worked on our audit during that time,

  none of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors or nominees serves as an executive officer, director or member of the compensation committee, and none of our directors or nominees is prohibited from serving on our board of directors by the interlocking director rules of the Federal Energy Regulatory Commission.
     We did not identify any other business or other relationship between us and any non-employee director or nominee that would affect the independence of these directors nor did the board consider any other relationship or transaction in determining director independence. The board has also affirmatively determined that all members of the audit and finance committee, nominating and governance committee and compensation committee, including Mr. Ross, are independent directors under the corporate governance listing standards of the New York Stock Exchange and that all members of the audit and finance committee are independent under the standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

     No member of the audit and finance committee served on more than three public company boards during 2010.

Do we have any relationships with any executive officers?

     No executive officer or nominee or any of his or her immediate family members had any indebtedness to us, any business relationship with us or any transaction or proposed transaction with us since January 2010.

What procedures do we use for reviewing and approving transactions between us and our directors and executive officers?

     We have adopted a code of conduct and guidelines on significant governance issues which include policies and procedures regarding relationships between us and our directors and executive officers. Information about how to obtain a copy of the code of conduct and guidelines on significant governance issues is set forth in this proxy statement under the heading “Obtaining Additional Information from Us.”

     Under the company’s guidelines on significant governance issues, directors are expected to make business opportunities relating to the company’s business available to the company before pursuing the opportunity for the director’s own or another’s account. Neither the board nor the audit and finance committee have approved any other guidelines that would permit a director or executive officer to engage in any transaction or action that would create a conflict of interest. All conflict of interest transactions must be approved by disinterested members of the board and the audit and finance committee in accordance with California law and the rules of the New York Stock Exchange.

     Our code of conduct prohibits any director or executive officer from engaging in any transactions or other actions which create a conflict of interest, except under guidelines approved by the board or the audit and finance committee. A conflict of interest arises if a director or executive officer takes an action or has interests that may make it difficult for the director or executive officer to act objectively or effectively and include:
  causing the company or any of its subsidiaries to employ or retain a family member as an employee or consultant,

  causing the company or any of its subsidiaries to do business with any business in which the director, executive officer or any family member stands to gain personally,

  making investments which may impair the ability of the director or executive to make decisions on behalf of the company,

  taking advantage of business opportunities relating to the company’s business or that are discovered through the use of corporate property, information or position for personal gain, without first offering the opportunity to the company, or otherwise competing with the company.
     Our guidelines on significant governance issues also require each director to disclose to the board any financial or personal interest in any transaction that comes before the board for approval. Each director and executive officer is also required to disclose annually any relationships with the company and to declare that all such relationships during the prior year have been disclosed. Ms. Wilkins was also required to make the same disclosures to the board in connection with considering her as a nominee to the board. Our board did not consider any transactions in which any member of the board or executive officer had an interest in 2010.

     We do not provide loans, loan guarantees or otherwise extend credit, directly or indirectly, to any of our executive officers or directors.

Have any of our directors, executive officers, nominee or affiliates been involved in certain legal proceedings during the past ten years?

     None of our current executive officers or directors, Ms. Wilkins or any affiliate or owner of more than 5% of our common shares has been a party adverse to us in any material legal proceeding or been involved in any legal proceedings that the Securities and Exchange Commission has identified as being material to the evaluation of the ability or integrity of a director or executive officer.

What is our policy regarding attendance by board members at our annual meetings?

     We adopted a policy that each director should make every reasonable effort to attend each annual meeting of shareholders. All directors were present at our 2010 annual meeting. Mr. McNulty was appointed as a director in January 2010 to fill a vacancy created by the expansion of the board from eight to nine directors.

What is the process for shareholders and other interested persons to send communications to our board?

     You or any interested person may, at any time, communicate in writing with the chair of the board who presides at regularly scheduled board meetings and executive sessions, any particular director, or non-management directors as a group, by writing to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. We will provide copies of written communications received at this address to the relevant director or the non-management directors as a group unless the corporate secretary, in her reasonable judgment, considers the communications to be improper for submission to the intended recipient(s). Examples of communications considered improper for submission include customer complaints, solicitations, ordinary work employee grievances, communications that do not relate directly or indirectly to our business, and communications that relate to improper or irrelevant topics.

What are the requirements for submission of shareholder proposals?

     If you want us to include your shareholder proposal in our proxy materials for the 2012 annual meeting, you must submit the proposal to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. Our corporate secretary must receive your proposal no later than November 29, 2011. Your proposal must also satisfy the other requirements for shareholder proposals set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

     A shareholder making a shareholder proposal should state as clearly as possible the course of action that the shareholder believes we should follow. If we place a shareholder proposal on the proxy card, we will provide, in the form of proxy, the means for other shareholders to specify, by checking a box, as to whether they want to approve, disapprove or abstain from voting on the shareholder proposal.

     If you want your shareholder proposal to be considered at the 2012 annual meeting and you have not met the deadline for us to include your shareholder proposal in our proxy materials, you may nevertheless submit your proposal for consideration at the 2012 annual meeting if you comply with the following procedures.

     You must deliver or mail your notice to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 stating that you intend to submit a shareholder proposal at our 2012 annual meeting. Our corporate secretary must receive your notice between February 9, 2012 and February 26, 2012, unless we change our 2012 annual meeting date by more than 30 days from the date of our 2011 annual meeting, in which case, our corporate secretary must receive your notice no later than the close of business on the tenth day following the day on which we mail you notice of the meeting or the date we publicly disclose the date of the meeting.

     Your notice to our corporate secretary must include for each matter you propose to bring before the 2012 annual meeting:
  a brief description of the matter you intend to bring before the 2012 annual meeting,

  reasons for bringing such matter before the 2012 annual meeting,

  the name and address of the record and beneficial owner, if any, of the shares making the proposal,

  the number of our common shares you own, and

  any material interest you have in the matter.

STOCK OWNERSHIP

Are there any large owners of our common shares?

     The following table identifies shareholders who own more than five percent of our outstanding common shares on March 18, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

		Amount and Nature of	Percent of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Class
Common Shares	BlackRock Inc.	1,597,739(1)	8.39%(4)
55 East 52nd Street
New York, NY 10055

	The Vanguard Group, Inc.	978,699(2)	5.14%(4)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

	Neuberger Berman Group LLC	1,219,011(3)	6.40%(4)
605 Third Avenue
New York, New York 10158

(1) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 2, 2011, BlackRock Inc. has sole voting and dispositive power over 1,597,739 of our common shares.
(2) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, The Vanguard Group, Inc. has shared voting and dispositive power over 27,376 of our common shares and sole voting and dispositive power over 951,323 of our common shares.
(3) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, Neuberger Berman Group LLC has shared voting power over 948,011 of our common shares and shared dispositive power over 1,219,011 of our common shares.
 (4) Based on 18,655,708 common shares outstanding on March 18, 2011 and 397,900 shares which our directors and executive officers as a group have the right to acquire on or prior to May 17, 2011.

How much stock do directors, the nominee and executive officers own?

     We are providing you information in the table below regarding the number of our common shares beneficially owned by our directors, nominee and executive officers as of March 18, 2011, including common shares which each director and executive officer has a right to acquire on or prior to May 17, 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Number of Shares		Percent of Class
James L. Anderson	14,895	(1)	*
Diana M. Bontá	2,710	(1)	*
N. P. Dodge, Jr.	16,064	(1)	*
Anne M. Holloway	16,113	(1)	*
Robert F. Kathol	13,514	(1)	*
Gary F. King	5,650	(1)	*
James F. McNulty	-(1)		-
Lloyd E. Ross	17,070	(1)	*
Janice F. Wilkins	-		-
Robert J. Sprowls	56,760	(2)	*
Denise L. Kruger	57,730	(3)	*
McClellan Harris III	35,805	(4)	*
Eva G. Tang	46,017	(5)	*
Patrick R. Scanlon	56,288	(6)	*
Directors and Executive Officers as a Group	553,455	(7)	2.90%(8)
*Less than one percent

(1) Each non-employee director, other than Mr. King, Dr. Bontá and Mr. McNulty, has a right to acquire, on or prior to May 17, 2011, 8,000 of our common shares through the exercise of stock options. Mr. King has a right to acquire, on or prior to May 17, 2011, 3,000 of our common shares through the exercise of stock options granted pursuant to the directors plan. Dr. Bontá and Mr. McNulty have not been granted any stock options.
(2) Mr. Sprowls has the right to acquire 30,841 and 12,843 of our common shares on or prior to May 17, 2011 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.
(3) Ms. Kruger has the right to acquire 38,537 and 6,141 of our common shares on or prior to May 17, 2011 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.
(4) Mr. Harris has the right to acquire 16,710 and 6,141 of our common shares on or prior to May 17, 2011 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.
(5) Ms. Tang has the right to acquire 32,796 and 6,325 of our common shares on or prior to May 17, 2011 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.
(6) Mr. Scanlon has the right to acquire 38,734 and 5,029 of our common shares on or prior to May 17, 2011 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.
(7) Of this amount, our directors and executive officers as a group have the right to acquire 397,900 of our common shares on or prior to May 17, 2011 through the exercise of stock options or the pay-out of restricted stock units that have vested. We have not included in this table common shares relating to dividend equivalents that may be received by our directors and executive officers with respect to dividends declared by the board after March 18, 2011 or restricted stock units which the directors will have a right to acquire on the date of the 2011 annual meeting pursuant to the directors plan.
(8) Based on 18,655,708 common shares outstanding on March 18, 2011 and 397,900 shares which our directors and executive officers as a group have the right to acquire on or prior to May 17, 2011.
____________________

Section 16(a) Beneficial Ownership Reporting Compliance

     We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) of the Securities Exchange Act of 1934, including assisting directors and executive officers with preparing and filing of a Form 3, Form 4s and, if applicable, Form 5s. We believe, on the basis of our review of the forms filed by directors and executive officers in 2010, that the following Form 4s were filed late:
  Ms. Farrow filed a Form 4, twenty-three days late with respect to the sale of restricted stock units on September 2, 2010.

  Mr. Scanlon filed a Form 4 one day late with respect to the exercise of options on October 20, 2010.
PROPOSAL 1: ELECTION OF DIRECTORS

     We have provided information below about each of our directors and nominee, including their ages, years of service as a director of the company, educational background, business experience, service on other boards and community service activities. We have also included information about the qualifications, attributes or skills of each director and nominee that were considered by the board at the time the board nominated each director or nominee. The process used by the board in nominating directors is a subjective one and is based on the recommendations of the nominating and governance committee, the information obtained by the nominating and governance committee regarding the qualifications and skills of each nominee, the background and qualifications of each of the other members of the board, considered as a group, and for incumbent directors, the evaluation of the performance of each director based on previous service on the board, board committees and as liaisons between management and the board or a committee.

What is the experience of each director and nominee for election as a director?

     Our board of directors has nominated three persons as class III directors for a three-year term expiring at the end of our annual meeting of shareholders in 2014 or until their successors are duly elected and qualified.

     The ages of the directors reported below are as of March 18, 2011.

The Board of Directors recommends that shareholders vote FOR each of the nominees listed below.

Mr. James F. McNulty
Mr. McNulty was appointed to the board and as a member of the ASUS committee in January 2010. He has also served on the strategy and corporate development committee since May 2010. Mr. McNulty has expertise in engineering, government contracting and project management. As a result of his 24 years of service in the Army, he is able to provide valuable insights to the ASUS committee with respect to its oversight of the company’s military utility privatization projects. Mr. McNulty is 68 years old.

Mr. McNulty is the former chairman and chief executive officer of Parsons Corporation, an international engineering, construction and technical and management services firm. He retired from Parsons Corporation in 2008, but continues to retain his position as a director on the board of Parsons Corporation. He is also a director of American Reprographics Company, a publicly traded printing company. Prior to joining Parsons Corporation in 1988, Mr. McNulty had a 24-year career in the Army in a variety of training, troop, research and development and project management assignments, including work as a research associate at Lawrence Livermore National Laboratory, Deputy Director of the Office of Military Application for the U.S. Department of Energy, Systems Manager for the deployment of the Pershing II missile system and program manager for the ground-based laser system for the strategic defense initiative. He retired from the Army as a Colonel in 1988. Mr. McNulty has a BS degree in engineering from the United States Military Academy at West Point and master degrees from Ohio State University and the Massachusetts Institute of Technology where he was an Alfred P. Sloan Fellow.

Mr. McNulty is a trustee of the Linsly School, his high school alma mater in Wheeling, West Virginia, and is a past member of the board of directors of the Greater Los Angeles Chamber of Commerce, the California Science Center, the Los Angeles Sports Council and the board of trustees of Pomona College. He is a former chairman of Town Hall, Los Angeles.

Mr. Robert J. Sprowls
Mr. Sprowls is a member of the ASUS committee and the strategy and corporate development committee. Mr. Sprowls has served on the American States Water Company board since May 19, 2009 and the boards of the subsidiary companies since his appointment as President and Chief Executive Officer of the company in 2009. Mr. Sprowls is the sole management member of the board of directors and brings valuable public utility experience to the board. He is 53 years old.

Mr. Sprowls is the President and Chief Executive Officer of American States Water Company and holds similar titles and responsibilities for the company’s subsidiaries, Golden State Water Company, Chaparral City Water Company and American States Utility Services, Inc. and its subsidiaries. Mr. Sprowls joined American States Water Company in June 2004 as Senior Vice President – Finance, Chief Financial Officer, Treasurer and Corporate Secretary. He was promoted to Executive Vice President – Finance, Chief Financial Officer, Treasurer and Corporate Secretary in January 2008 and became Executive Vice President of the company and its subsidiaries in November 2008. Prior to joining American States Water Company, Mr. Sprowls spent 21 years at CILCORP Inc., or CILCORP, a public utility holding company whose largest subsidiary, Central Illinois Light Company, served approximately 250,000 gas and electric utility customers. During his tenure with CILCORP, Mr. Sprowls held positions as President, Business Unit Leader – Energy Delivery, Chief Financial Officer (CFO) and Treasurer of Central Illinois Light Company; CFO of a non-regulated subsidiary of CILCORP, QST Enterprises Inc.; and Vice President and Treasurer of CILCORP. Mr. Sprowls left CILCORP and Central Illinois Light Company following the sale of the company to Ameren Corporation in 2003.

Mr. Sprowls is currently a member of the board of directors and executive committee of the National Association of Water Companies and a member of the Southern California Leadership Council. He has served on the board of directors of CILCORP Inc. and Central Illinois Light Company. He has been a past chairman and a member of the board of directors of the Illinois Energy Association, a past chairman and a member of the board of directors of Goodwill Industries of Central Illinois and a committee chairman for the Heart of Illinois United Way Campaign. He holds a Bachelor of Arts Degree in Economics and Business Administration from Knox College in Illinois and a Master of Business Administration Degree from Bradley University, also in Illinois. He is a Certified Public Accountant and a Certified Management Accountant.

Ms. Janice F. Wilkins
Ms. Wilkins has not previously served on the board or any committee of the board. The board believes that Ms. Wilkins, if elected to the board, will bring extensive expertise in accounting, public company reporting, internal auditing and the development and oversight of ethics and compliance programs to the board. Ms. Wilkins is 65 years old.

Ms. Wilkins retired as Vice President of Finance and the Director of Internal Audit for Intel Corporation in June 2010 where she had been responsible for Intel’s global internal audit, investigative, and ethics and compliance operations staffs since 1995. During her 29-year career with Intel Corporation, she held a number of operational and corporate finance controllership, management, and executive positions, and managed the Human Resource organization responsible for US compensation and benefits. Ms. Wilkins has over forty years of professional experience. Prior to joining Intel Corporation, she held various finance positions for public and private companies in the electronic, oil and gas, mineral, shipping, banking, and real estate industries.

In 2001, Ms. Wilkins was recognized by Ebony Magazine as one of the top-ranking African American women in corporate America. In 2004 she was named Outstanding Businesswoman of the Year by the Gamma Nu Chapter of Iota Lambda Sorority, with recognition from the United States Senator from California, the Mayor of San Francisco and the California State Senator. Ms. Wilkins holds a BS degree in Accounting from Xavier University in New Orleans, Louisiana, and an MBA from Golden Gate University in San Francisco, California.

Ms. Wilkins is a member of the Institute of Internal Auditors and Financial Executives International and a member of the Board of Trustees of her alma mater, Xavier University, in New Orleans, where she chairs the Business Affairs Committee and the Sub-Committee on Investments & Banking Relationships. She is also a member of the Executive Committee and the Academic & Faculty Affairs Committee of the Board of Trustees. She also serves as a member of the Board of Trustees of Sacred Heart Schools in Atherton, California, where she chairs the Audit Committee, and is a member of the Finance Committee and the Executive Committee.

What is the experience of our other directors?

     Our board has three class I directors with terms expiring at the end of the annual meeting in 2012 or until their successors are duly elected and qualified.

     The ages of the following directors are as of March 18, 2011.

Mr. James L. Anderson
Mr. Anderson is chair of the compensation committee, and a member of our nominating and governance committee and strategy and corporate development committee. He also served as special projects liaison to the board beginning in 2009. He has served as a director since 1997. Mr. Anderson brings valuable leadership, business acumen and operational experience to the board. He also has extensive regulated industry experience. Mr. Anderson is 67 years old.

Since 1996, Mr. Anderson has been the Senior Vice President of marketing and sales operations for Americo Financial Life and Annuity Insurance Company, an underwriter of life and annuity products. He served for ten years as the President and Chief Executive Officer of Fremont Life Insurance Company prior to its acquisition by Americo Life Inc. Prior to joining Fremont Life Insurance Company, Mr. Anderson served as Chairman & Chief Operating Officer of Physicians & Surgeons Underwriting Corporation, an insurance reciprocal management company for Physicians & Surgeons Insurance Exchange, a medical malpractice program for the western United States, and as President, founder and chief executive officer of Hospital Insurance Services, a management company for hospital, medical professional and general liability programs in California. Prior to forming Hospital Insurance Services, he served as President and Chief Operating Officer for the property and casualty businesses of H.F Ahmanson Insurance Group. He has been a member of the board of directors of Baldwin Builders in Orange County, California. Mr. Anderson has a BS in business from Fort Hays Kansas State University and has participated in the IBM Executive Management program.

Mr. Anderson has been a member of the Board of Governors of the California Automobile Assigned Risk Plan, the Executive Board of Western Insurance Information Service and the American Council of Life Insurers and has served as chairman of the National Association of Life Insurance Companies. He is a member of the World Presidents’ Organization and the Chief Executive Organization.

Dr. Diana M. Bontá
Dr. Bontá is a member of the nominating and governance committee, the compensation committee and the ASUS committee and serves as enterprise risk management liaison to the board. She has served as a director since 2007. As a result of her extensive experience in public health and public affairs, Dr. Bontá brings valuable expertise to the board in the areas of customer and community service and corporate governance. She also has extensive regulated industry experience. Dr. Bontá is 60 years old.

Since 2004, Dr. Bontá has been the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region where she is responsible for setting the Region’s public policy agenda, leadership and oversight of public affairs programs and support for Kaiser Permanente’s external communications and reputation management. She previously served as the first Latina director of the California Department of Health Services from 1999 to 2004. Prior to serving as director of the California Department of Health Services, Dr. Bontá served as director of the Department of Health and Human Services of the City of Long Beach, California. Dr. Bontá holds doctorate and masters degrees in public health from the University of California, Los Angeles. She holds an appointment as an adjunct associate professor at UCLA School of Public Health since 1999, and is a registered nurse. She is a trustee of the Charles Drew University of Medicine and Sciences in Los Angeles and a board member of United Way of Greater Los Angeles.

Dr. Bontá was appointed by California Governor Davis and again by Governor Schwarzenegger to the board of trustees of the Health Professions Education Foundation. She is a trustee of the Annie E. Casey Foundation, the Archstone Foundation and a member of the Department of Health and Human Services Office of Minority Health advisory committee. She is a Los Angeles City Fire commissioner. She has served as a member of the California State Interagency Coordinating Council and the Managed Risk Medical Insurance Board as an appointee of Governor Davis. She has also served as a commissioner of the US-Mexico Border Health Commission as an appointee of President Clinton. Dr. Bontá previously served on the Council for Education in Public Health, various committees of the Association of State and Territorial Health Officers, chair of the executive committee of the board of the American Public Health Association and former chair of the California Women’s Law Center.

Ms. Anne M. Holloway
Ms. Holloway is chair of the nominating and governance committee, and a member of the compensation committee and strategy and corporate development committee. Ms. Holloway has served as a director since 1998. Ms. Holloway brings valuable expertise to the board in human resources and corporate governance matters. She also has regulated industry experience. Ms. Holloway is 58 years old.

Ms. Holloway retired from active service in the finance profession in 2000. She was a partner in Navigant Consulting, Inc., a provider of financial and strategic consulting services to Fortune 500 companies, governments and governmental agencies from 1999 to 2000. She served as President of Resolution Credit Services Corp., a subsidiary of Xerox Financial Services, from 1992 to 1998 where she was responsible for, among other things, the successful resolution of financial guarantees on troubled tax-exempt bonds, the restructuring of debt and negotiation with the Resolution Trust Corporation. She also served as chief operating officer of International Insurance Company, another company in the Resolution Group, where she was responsible for operations, human resources and technology. Prior to joining the Resolution Group, Ms. Holloway held various management positions with Shawmut National Corporation, a financial services company. Ms. Holloway holds a BA from Newton College of the Sacred Heart and an MBA from Boston University. She has also participated in the Harvard University Executive Management program.

Ms. Holloway is the Chair of the Board of Trustees of Sacred Heart Schools in Atherton, California. She is also actively involved in The Parkinson's Institute, in Sunnyvale, California and other philanthropic activities. She has also served on the board of United Way of Massachusetts Bay, chairing the allocation committee; and she has been on the Massachusetts Governor's Task Force on the Status of Women and on the board for The Fund for the Arts.

     Our board has three class II directors with terms expiring at the end of the annual meeting in 2013 or until their successors are duly elected and qualified.

     The ages of the following directors are as of March 18, 2011.

Mr. Robert F. Kathol
Mr. Kathol has served as the chair of the audit and finance committee since he became a director in 1995. He is a member of the ASUS committee and the special issuance committee of the board. He also serves as liaison to the anti-fraud committee of the company. Mr. Kathol brings extensive expertise in accounting, investment management and financing transactions to our board. He is 69 years old.

Since 2001, Mr. Kathol has been Executive Vice President of Smith Hayes Financial Services Corporation, an investment banking firm in Omaha, Nebraska which provides investment management advice to individuals, trusts, endowment funds and retirement portfolios. Prior to the acquisition of the private client services division of Kirkpatrick, Pettis, Smith, Polian, Inc. by Smith Hayes Financial Services Corporation, Mr. Kathol worked for 30 years for Kirkpatrick Pettis in a variety of managerial and operational positions. His responsibilities included financial analysis and evaluation of financial statements, valuation projects and reporting and due diligence assignments in connection with public and private debt and equity financings for utilities, banks and other enterprises and for tax-exempt issuers. Prior to joining Kirkpatrick Pettis, Mr. Kathol worked as an audit manager at Arthur Andersen & Co. for utility, insurance and other for-profit small and medium-sized businesses. Mr. Kathol has a BSBA in accounting from Creighton University.

Mr. Kathol is a member of the advisory board of G.P. Investments, Inc., a private investment company. Up until the first quarter of 2010, he served as a member of the board of trustees and the audit, finance/investment and executive committees of Mount Marty College, a non-profit entity. Additionally, he served as a member of the board and audit and finance committees of the Nebraska Community Foundation, a community endowment development entity. He has worked on statewide economic development activities with a Nebraska state agency. He has also worked on finance and investment policy and fundraising activities for a number of charitable organizations.

Mr. Gary F. King
Mr. King has served as vice chair of the audit and finance committee and as chair of the special issuance committee of the board since February 2011. He is also the chair of the strategy and corporate development committee. Mr. King has served as a director since 2006. Mr. King brings extensive technical expertise in public utility accounting, public company reporting and strategic acquisitions to the board. He is 64 years old.

Mr. King retired as a senior audit partner of Deloitte & Touché LLP in 2005 after 34 years of service with the firm. During his career, he served as the lead client service partner on several of Deloitte’s largest publicly-held audit clients in the defense, technology and utility industries. He was designated as an industry expert by Deloitte & Touché in public utilities, real estate, aerospace and defense, telecommunications and information technology and as a mergers and acquisitions specialist. Mr. King has a BBA and MBA from the University of Michigan.

Mr. Lloyd E. Ross
Mr. Ross has been chair of the board of directors of the company since April 1999 and has served as a director since 1995. He is a non-voting ex-officio member of each of the committees of the board. Mr. Ross brings valuable leadership, business acumen, financial and operational experience to the board. He also has extensive experience in the construction industry which is valuable to the board as the company’s capital improvement budgets grow and the company’s construction activities on military bases increase. Mr. Ross is 70 years old.

Mr. Ross has been the principal of L. Ross Consulting since 2003, which provides construction, development and consulting services primarily in California, Montana and Sonora, Mexico. He was Managing Partner of Invermex, LP, a developer of hotels in the southwestern United States and northern Mexico, from 1997 to 2003. From 1976, prior to becoming Managing Partner of Invermex, LP, Mr. Ross was the President and Chief Executive Officer of SMI Construction, a commercial and industrial general contracting firm in Irvine, California. He served on the board of directors of PacifiCare Health Systems from 1985-2005 and as a member of the audit committee and chair of the compensation committee of PacifiCare Health Systems from 2000-2005.

Mr. Ross has served on the board of a number of community organizations, including the Orange County small business division of the United Way, the California Young President’s Organization and the Newport Center Chapter of the Kiwanis Club. He also volunteers at a food bank in Kalispell, Montana.

***

Mr. N.P. Dodge, Jr.
Mr. Dodge serves as chair of the ASUS committee and is a member of the nominating and governance committee and audit and finance committee.Mr. Dodge has served as a director since 1990. Mr. Dodge has provided valuable expertise to the board in the areas of real estate and public utilities. He also provides valuable insights in the areas of customer and community service, operations and budgeting matters. Mr. Dodge is 74 years old.

Mr. Dodge has been President of NP Dodge Company, the largest full-service real estate firm in Nebraska, with separate divisions in residential sales, commercial sales, property management, insurance, title insurance and land development, since September 1978. Mr. Dodge is a certified real estate broker in Nebraska and Iowa and a certified property manager. He has a BA from Harvard University.

Mr. Dodge is a director of the Omaha Public Power District, a public entity that generates and distributes power to approximately 800,000 customers in thirteen counties in Nebraska, and a director of the Bridges Investment Fund. He has also served as a director and chairman of the audit committee of Firstar Bank Council Bluffs and the audit and finance committee chairman of the Omaha Public Power District.

Mr. Dodge has served on the board of directors, board of trustees or advisory board or council of a number of community organizations, including the Omaha Police Foundation, the Methodist Physicians Clinic, the Omaha Community Playhouse Foundation, the Camp Fire USA Midlands Council, the Boys Scouts of America Mid-America Council, the Girl’s Club of Omaha, Goodwill Industries, Greater Omaha Chamber of Commerce and Joselyn Art Museum. He has served as President of the Greater Omaha Chamber of Commerce, the Methodist Hospital Board of Trustees, the Omaha Community Playhouse and the Omaha Institute of Real Estate Management. He has also served on the allocation committee of the United Arts of Omaha and the chancellor’s advisory committee of the University of Nebraska at Omaha. In addition, he has served on the Mayor’s Crime Commission for the City of Omaha and as Governor’s appointee to the Nebraska Economic Development Commission and the Nebraska Power Review Board.

     Mr. Dodge will continue to serve as a class III director of the board until his successor is duly elected to the board at the 2011 annual meeting.

     In January 2011, Mr. Kathol unexpectedly experienced difficulties with his eyesight and commenced medical treatment. We wish Mr. Kathol well during this difficult period of time. In February 2011, as a precautionary matter, the board appointed Mr. King as vice chair of the audit and finance committee and the special issuance committee. As vice chair of the audit and finance committee, Mr. King is authorized to act as chair of the audit and finance committee and otherwise to perform the duties currently performed by the chair of the audit and finance committee during such time as Mr. Kathol is unable to perform these duties.

How did we compensate our directors in 2010?

     We paid fees to each of our directors monthly in cash and made awards of restricted stock units to our directors in 2010 pursuant to the terms of the directors plan as more particularly described below. We also reimbursed each of our directors for expenses incurred in the performance of his or her duties as a director. We did not pay any other compensation to any director in 2010. We did not provide any perquisites or other benefits to any director in 2010 which aggregated $10,000 or more.

DIRECTOR(1) COMPENSATION FOR 2010(3)
	Fees Paid or
Name	Earned in Cash ($)	Stock Awards ($)(2)	Total ($)
Lloyd E. Ross	$122,400	$50,016	$172,416
James L. Anderson	58,400	49,666	108,066
Dr. Diana M. Bontá	51,800	43,412	95,212
N.P. Dodge, Jr.	56,900	49,776	106,676
Anne M. Holloway	56,900	49,546	106,446
Robert F. Kathol	59,000	50,016	109,016
Gary F. King	48,500	43,412	91,912
James F. McNulty	36,800	40,617	77,417

(1) Mr. Sprowls, the president and chief executive officer of the company in 2010, was also a director of the company. We did not pay him any additional compensation for his services as a director or member of the ASUS committee or strategy and corporate development committee in 2010.
(2) The amounts in this column reflect the aggregate grant date fair value of the awards, including dividend equivalent rights, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used in calculation of these amounts in Note 12 to our financial statements for the year ended December 31, 2010 in our Form 10-K filed with the Securities and Exchange Commission. We did not make any other form of stock award to any director in 2010. None of our directors forfeited any stock awards in 2010. Mr. Ross, Mr. Anderson, Dr. Bontá, Mr. Dodge, Ms. Holloway, Mr. Kathol, Mr. King and Mr. McNulty had a balance of 9,980, 9,637, 3,514, 9,745, 9,520, 9,980, 3,514 and 1,198 restricted stock units, respectively, credited to his or her account at December 31, 2010.
(3) We did not grant any options to directors in 2010. Each director, other than Dr. Bontá, Mr. King and Mr. McNulty, had options to acquire 8,000 of our common shares outstanding at December 31, 2010. Mr. King had options to acquire 3,000 of our common shares outstanding at December 31, 2010. We have not granted any options to Dr. Bontá or Mr. McNulty.
____________________

Director Fees

     We paid fees to non-employee directors of the board for services rendered in 2010 on the following basis:
  to each non-employee director, an annual retainer of $20,000 for service on the board, payable in equal monthly installments,

  to Mr. Ross, an additional annual retainer of $100,000 for his services as chair of the board, payable in equal monthly installments,

  to the chair of the audit and finance committee, an additional annual retainer of $15,000 for service as chair, payable in equal monthly installments,

  to the chair of the compensation committee, an additional annual retainer of $9,000 for service as chair, payable in equal monthly installments,

  to the chair of the nominating and governance committee, the strategy and corporate development committee and the ASUS committee, an additional annual retainer of $7,500 for service as chair, payable in equal monthly installments, to each outside director, other than Mr. Ross, and to each outside director who was a member of a committee, a fee of $1,200 for each board or committee meeting attended, other than the annual organizational meeting and telephonic meetings, to each non-employee director, other than Mr. Ross, and to each outside director who was a member of a committee, a fee of $600 for each telephonic board or committee meeting attended,

  to Mr. Ross, $2,400, to Mr. Anderson, $1,200 and to Mr. Dodge, Mr. Kathol and Mr. McNulty, $600 each, for serving as a special projects liaison,

  to Dr. Bontá, $1,800 for serving as ERM liaison, and

  to Ms. Holloway, $1,200 and to Mr. Kathol, $600 for their time spent on considering additional nominees to the board.
     Stock Awards

     Under the terms of our directors plan, we automatically granted in 2010 to each non-employee director:
  restricted stock units on the date of the annual meeting in an amount equal to twice the then current annual retainer payable by the company for services rendered as a director divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal, web-site (www.online.wsj.com), and restricted stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend record date, as shown on The Wall Street Journal, web-site (www.online.wsj.com), which we refer to as dividend equivalents.
     Other Compensation Plans for Directors

     We have no non-equity incentive compensation, deferred compensation or pension plans for non-employee directors.

     Stock Ownership Guidelines

     We have requested each member of our board to accumulate and hold common shares of the company, restricted stock units or other equity equivalents (other than stock options) granted by the company equal in value to four times his or her annual retainer for board service, plus 1,000 common shares, within three years after his or her appointment as a director. The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the guidelines are unduly burdensome by reason of personal circumstances affecting a director, are unduly affected by temporary declines in the price of our common shares or there has been a recent change in the compensation of directors. We have not exempted any of our directors from compliance with these guidelines.

     We consider these guidelines to have been satisfied once the minimum ownership requirements have been satisfied regardless of subsequent changes in the market value of our common shares.

PROPOSAL 2: TO AMEND THE BYLAWS TO INCREASE THE MAXIMUM AND MINIMUM SIZE OF THE BOARD

     Article II, Section 2 of our bylaws provides that the authorized number of directors shall be not less than five nor more than nine directors, until changed by an amendment to our articles of incorporation or bylaws. The board is permitted to determine the number of directors within these limits from time to time in a resolution adopted by a majority of the board. The board has, by resolution, set the size of the board at nine directors.

     The board believes that it is desirable for our bylaws to be amended to permit the board to elect up to two more directors to the board, without shareholder approval. This will provide the board with the flexibility to expand the size of the board in order to obtain a broader array of skills and backgrounds on the board and to enhance the ability of the board to provide a transition period for a successor director. The board also believes that it is prudent, at this time, to provide the board with the flexibility to expand the board if it determines that it is desirable to do so in light of Mr. Kathol’s unanticipated eyesight problems.

     Under California law, the size of the board may not be increased to a maximum of eleven, unless the minimum board size is at least six. It is therefore necessary to increase the minimum board size from five to six in order to give the board the flexibility to expand the size of the board to eleven. If this amendment is approved by our shareholders, the board will be able to expand the size of the board to eleven without seeking additional approval. The board will continue to be classified in three classes, even if the board approves an increase in the size of the board to eleven. The board will only cease to be classified if our common shares are delisted from the New York Stock Exchange.

     We are therefore asking our shareholders to approve the following amendment to Article II Section 2 of our bylaws:

Section 2. NUMBER OF DIRECTORS. The authorized number of directors shall not be less than six nor more than eleven until change by amendment of the Articles or by a Bylaw duly adopted by the shareholders amending this Section. The exact number of directors shall be fixed, within the limits, specified by the Board from time to time in a resolution adopted by a majority of the directors.

     In order for this proposal to be approved by shareholders, a majority of our outstanding common shares must vote “FOR” this proposal. Abstentions on this proposal will have the effect of a vote against the proposal. Brokers are authorized to vote on this proposal unless you instruct otherwise.

     If this proposal is approved by shareholders at the 2011 annual meeting, the board intends to expand the size of the board to ten and appoint N.P. Dodge, Jr. as a class I director to serve a one-year term until his successor is duly elected at the 2012 meeting of the board of directors, if, as a result of Mr. Kathol’s eyesight problems, the board deems it desirable to do so. Information about Mr. Dodge’s experience as a director of the company, educational background, business experience, service on other boards and community service activities is provided under “PROPOSAL 1: ELECTION OF DIRECTORS.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THIS AMENDMENT TO OUR BYLAWS.

EXECUTIVE OFFICERS

What has been the business experience of our executive officers during the past five years?

     We have set forth the principal occupation of each of our executive officers in the following table. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. Mr. Sprowls, Ms. Tang and Ms. Farrow are also officers of each of our direct and indirect subsidiaries. Ms. Kruger and Mr. Scanlon are also officers of Chaparral City Water Company. The age of each executive officer is current as of March 18, 2011.

EXECUTIVE EXPERIENCE TABLE

			Held Current
Name	Principal Occupation and Experience	Age	Position Since
Robert J. Sprowls	President and Chief Executive Officer; Executive Vice President from November 2008 to January 2009; Executive Vice President– Finance, Chief Financial Officer, Corporate Secretary and Treasurer from January 2008 to November 2008; Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer from June 2004 to January 2008	53	January 2009

Denise L. Kruger	Senior Vice President – Regulated Utilities of Golden State Water Company; Senior Vice President–Operations of Golden State Water Company from January 2004 to January 2008	46	January 2008

McClellan Harris III	Senior Vice President and Assistant Secretary of American States Utility Services, Inc. and its subsidiaries; Senior Vice President and Secretary of American States Utility Services, Inc. and its subsidiaries from July 2004 to May 2007	59	May 2007

Eva G. Tang	Senior Vice President– Finance, Chief Financial Officer, Corporate Secretary and Treasurer; Vice President – Finance, Treasurer & Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary for all other subsidiaries of American States Water Company from October 2002 to November 2008	55	November 2008

Patrick R. Scanlon	Vice President of Water Operations of Golden State Water Company; Vice President of Customer Service, Region II of Golden State Water Company from October 2002 to January 2008	53	January 2008

James B. Gallagher	Vice President of Management Services of American States Utility Services, Inc. and its subsidiaries; Vice President of Customer Service, Region III of Golden State Water Company from April 1997 to October 2007	56	October 2007

			Held Current
Name	Principal Occupation and Experience	Age	Position Since
Shengder D. Chang	Vice President– Environmental Quality of Golden State Water Company; Engineering and Planning Manager of Golden State Water Company from June 2005 to October 2007; Water Quality Manager of Golden State Water Company from October 2002 to June 2005	54	October 2007

Gladys M. Farrow	Vice President–Finance, Treasurer and Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary for the other subsidiaries of American States Water Company; Controller of Golden State Water Company from March 2003 to November 2008	46	November 2008

William C. Gedney	Vice President– Asset Management of Golden State Water Company; Vice President of Water Quality of Golden State Water Company from January 2004 to October 2007	56	October 2007

Granville R. Hodges	Vice President of Operations, of American States Utility Services, Inc. and its subsidiaries; Manager of Operations and Business Development of American States Utility Services, Inc. from May 2004 to January 2007	51	January 2007

Diane D. Rentfrow	Vice President of Human Capital Management of Golden State Water Company; Dean of Employee Development University of Golden State Water Company from May 1996 to August 2007	62	August 2007

Bryan K. Switzer	Vice President- Regulatory Affairs of Golden State Water Company	54	September 2004

Roland S. Tanner	Vice President – Customer Support Services of Golden State Water Company; Vice President of Customer Service, Region I of Golden State Water Company from September 2004 to January 2008	54	January 2008

Compensation Discussion and Analysis

     In this compensation discussion and analysis we describe the philosophy and objectives of our executive compensation programs, explain the compensation decision-making process and detail the individual components of total compensation for our named executive officers in 2010. Our named executive officers in 2010 were:

Robert J. Sprowls	President and Chief Executive Officer
Denise L. Kruger	Senior Vice President-Regulated Utilities of Golden State Water Company and Chaparral City Water Company
McClellan Harris III	Senior Vice President and Assistant Secretary of American States Utility Services, Inc.
Eva G. Tang	Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer
Patrick R. Scanlon	Vice President-Water Operations of Golden State Water Company and Chaparral City Water Company

     We also provide information regarding the compensation paid to our named executive officers during the past three years in the tables following this discussion. We provide further information regarding our compensation program after each of the tables.

Objectives of the Executive Compensation Program.

     The compensation committee desires to implement the company’s executive compensation program in a manner that will enable the company to:
  attract, retain and motivate talented and experienced executives,

  provide fair, equitable and reasonable compensation to each executive officer,

  reward job performance, and

  further align the interests of our executive officers with that of our shareholders and customers.
     The compensation committee and the independent members of the board consider each of these objectives in making compensation decisions.

Information Considered by the Compensation Committee.

     The compensation committee typically engages new compensation consultants every three or four years to assist us in a comprehensive review of our compensation programs. The compensation committee engaged Mercer in 2008 to prepare a survey of executive compensation trends and pay practices of other companies and to make recommendations to the compensation committee regarding the amount and types of compensation to be paid to our executive officers in order for the company to continue to offer competitive compensation packages to its executive officers and fairly allocate equity compensation among its executive officers and managers. In 2009, the compensation committee considered whether it was appropriate to continue to engage Mercer as a compensation consultant to the committee. For the reasons previously discussed under “Does the compensation committee believe that its consultant was independent?”, the compensation committee concluded that the consulting advice that it has received from Mercer was objective and it was therefore appropriate to continue to use Mercer as a compensation consultant to the committee.

     In 2008, Mercer created the peer group, after consultation with management, to best match the company based on industry, size (market capitalization, revenue and revenue growth, earnings before interest expense and taxes, and employee count) and business model. Mercer selected the following group of companies as the peer group:
  Aqua America, Inc.

  California Water Service Group

  SJW Corp

  SouthWest Water Company

  UIL Holdings Corporation

  South Jersey Industries, Inc.

  MGE Energy, Inc.

  The Empire District Electric Company

  ITC Holdings Corporation

  Central Vermont Public Service Corporation

  Unitil Corporation

  Chesapeake Utilities Corporation
     The compensation committee considered compensation information for this same group of companies in January 2010.

     Mercer also provided the compensation committee in January 2010 with summary information derived from general industry survey data in the Watson Wyatt Survey Report on Top Management Compensation and the Mercer US Global Premium Executive Remuneration Suite in order to give the compensation committee a general understanding of current corporate practices. This summary information did not contain any information regarding the compensation program of any particular company. Accordingly, the compensation committee only considered the compensation programs of each of the members of our peer group for benchmarking purposes.

     The compensation committee also takes into account the recommendations made by our chief executive officer regarding compensation to be paid to the other executive officers and the practices of the California Public Utilities Commission and the Arizona Corporation Commission relating to the reasonableness of compensation paid by our regulated utilities. Our regulated utilities are not permitted to recover in rates compensation that is determined by a regulatory commission to be unreasonable.

Risk Considerations.

     In establishing and reviewing the company’s compensation program, the compensation committee considers whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries, which constitute the largest part of total annual compensation for all employees of the company, are fixed in amount and thus do not encourage excessive risk taking.

     The compensation committee considers a variety of factors in awarding additional cash compensation based on the performance of its executive officers, including factors based on earnings performance, customer satisfaction, capital improvements and internal accounting controls. The committee believes that, as a result of this mix of factors that are tied to the company’s budget and key initiatives in the strategic plan, the company’s short-term cash incentive program appropriately balances risk and the committee’s desire to compensate executives for accomplishments that are important to the company’s customers and shareholders.

     In order to mitigate risks that may be associated with performance-based compensation, the compensation committee approved a policy to recoup performance-based compensation payments if:
  We calculated the amount of the compensation based on achieving financial results that were subsequently subject to an accounting restatement due to material noncompliance with a financial reporting requirement under the securities laws;

  We identified the need for the accounting restatement within three years after the date of the filing of financial results that were subsequently restated; and

  We would have paid a lesser amount to the executive officer based on the restated financial results.
     Under our performance incentive plan, no executive officer is permitted to receive a bonus, whether based on objective criteria or a subjective assessment of performance (referred to as a discretionary bonus), that exceeds $400,000. The compensation committee believes that this limitation helps discourage excessive risk-taking by executive officers.

     The compensation committee also makes stock awards to executive officers and managers. The awards are staggered and subject to three-year vesting schedules. As a result, executive compensation is tied, in part, to long-term stock performance. The compensation committee believes that this further discourages excess risk-taking by executives. In addition, the vesting schedule serves as a retention vehicle for executive officers and managers.

     In addition to establishing and reviewing our compensation program, the compensation committee also examines the pay practices and policies relating to all employees of the company. On the basis of this examination, the compensation committee has concluded that our pay practices and policies do not appear to involve any risks that could have a material adverse effect on us.

Elements of Executive Compensation.

     Our compensation program consists of base salary, short-term cash incentives, restricted stock unit and option awards, retirement benefits, severance arrangements and welfare and other benefits and perquisites. We discuss each of these elements in more detail below.

     Base Salary

     The compensation committee considered the following factors in making adjustments to the base salaries of individual executive officers in 2010:
  the executive compensation surveys prepared by Mercer and the competitiveness of our compensation programs compared to those of our peer group;

  the desire to compensate executives in comparable positions in a similar manner; Robert Sprowls is our chief executive officer; Denise Kruger, McClellan Harris III and Eva Tang are senior vice presidents; and Patrick Scanlon is a vice president;

  a subjective assessment of each executive’s performance during 2009, including his or her performance in the areas of our business over which he or she had individual responsibility; and

  a review of the company’s financial performance and management’s accomplishments during 2009.
     After consideration of the factors described above, the compensation committee approved the following adjustments to the base salaries of our named executive officers in January 2010:

	2010 Base	2009 Base	Percent
Executive Officer	Salary(1)	Salary(1)	Change
Robert J. Sprowls	$475,000	$450,000	5.6%
Denise L. Kruger	331,100	323,000	2.5%
McClellan Harris III	321,900	314,000	2.5%
Eva G. Tang	300,000	278,000	7.9%
Patrick Scanlon(2)	253,400	247,400	2.4%

(1)  A portion of the base salary paid to each of our named executive officer in 2010 is based on 2009 base salary rates. Therefore the base salary approved by the compensation committee differs from the base salary of each named executive officer reported in the Summary Compensation Table.
(2)  Mr. Scanlon was not a named executive officer in 2009.

     Short-Term Cash Incentives

     We adopted a performance incentive plan in July 2009 in order to motivate executives who participate in the plan to maximize our performance both from a financial and a customer service perspective. We believe that the performance incentives set forth in our annual short-term incentive programs adopted pursuant to this plan will permit us to meet both of our objectives. Our customers benefit if we achieve our customer service objectives. Our shareholders also benefit if we achieve these objectives by making it more likely that we will be able to obtain regulatory approval of our general rate and other filings. Our shareholders and customers both benefit if we are able to attract capital at a lower cost as the result of improved financial performance.

     In March 2010, the compensation committee approved a short-term incentive program which gave each named executive officer the opportunity to receive:
  a bonus under the performance incentive plan based on achieving objective performance criteria in 2010, and a discretionary bonus based on a subjective assessment by the board in 2011 of an executive officer’s performance in 2010.

     Under Section 162(m) of the Internal Revenue Code, we may generally only deduct up to $1,000,000 of compensation paid to a named executive officer, unless the compensation is performance-based and has been paid pursuant to a plan approved by shareholders. The performance incentive plan was approved by shareholders at our annual meeting in 2010. We intend the objective bonuses paid to our executive officers under the performance incentive plan to qualify as performance-based within the meaning of Section 162(m).

     Under the 2010 short-term cash incentive program, we set objective performance goals at threshold, target and maximum levels based on the objectives in our internal business plans described in the table below. We also disclose in this table our actual performance in 2010 for each of the performance goals set by the compensation committee in March 2010.

PERFORMANCE GOALS

				Actual
Performance Measure	Performance Targets			Performance
	Threshold	Target	Maximum
	80% of Budget	100% of Budget or	120% of Budget	$2.27
Adjusted EPS-Consolidated(1)	or $1.46	$1.82	or $2.18
	80% of Budget	100% of Budget or	120% of Budget	$1.91
Adjusted EPS-RU(2)	or $1.27	$1.59	or $1.91
	80% of Budget	100% of Budget or	120% of Budget	$0.38
Adjusted EPS-ASUS(3)	or $0.18	$0.23	or $0.28
	Equal to or	Equal to or greater than 6 companies	Equal to or greater than 9 companies	Less than 3 companies
	greater than 3
Relative Stock Price(4)	companies
Customer Complaints to DPH(5)	735 or less	677 or less	643 or less	821
	Rate of	Rate of	Rate of	0.02%
	Complaints to	Complaints to the	Complaints to the
Customer Complaint Standards(6)	the CAB ≤ 0.1%	CAB ≤ 0.07%	CAB ≤ 0.05%
	80% of Budget	100% of Budget or	120% of Budget	$77,271,000
Capital Expenditures-RU(7)	or $52,619,000	$65,774,000	or $78,929,000
			No MW, No SD	No MW or SD and 12 CDs
	No MW & 1 SD	No MW & No SD	and no more than
SOX-RU(8)			11 CDs
			No MW, No SD	No MW or SD and 2 CDs
	No MW & 1 SD	No MW & No SD	and no more than
SOX-ASUS(9)			6 CDs
	N/A	≥16% increase in	N/A	Met
Andrews Price Redetermination(10)		monthly fees
Fort Bragg ICU Contract	N/A	Completed	N/A	Did not meet
Modification(11)
Fort Jackson Equitable	N/A	Funding of at least	N/A	Met
Adjustment(12)		$650,000
Virginia Bases Price	N/A	≥16% increase in	N/A	Did not meet
Redetermination(13)		monthly fees
	N/A	At least 4	N/A	Met
Customer Satisfaction(14)		categories

(1) Adjusted EPS-Consolidated means our earnings per share in 2010 adjusted to remove (a) settlement charges and outside expenses associated with the subpoena issued by the California Public Utilities Commission regarding the capital projects contracting matter, or CPUC subpoena matter, and (b) any transaction fees and/or gain or loss on sale recognized in our financial statements in 2010 associated with a sale of any of our business units.
(2) Adjusted EPS-RU means the sum of the earnings per share for our regulated utilities, Golden State Water Company and Chaparral City Water Company, in 2010, adjusted to remove (a) the portion of the settlement charges and outside expenses associated with the CPUC subpoena matter, and (b) any transaction fees and/or gain or loss on sale recognized in our financial statements in 2010 associated with a sale of our business units.

(3) Adjusted EPS-ASUS means the earnings per share of American States Utility Services, Inc., or ASUS, and its subsidiaries in 2010, adjusted to remove the general office allocation to ASUS related to (a) settlement charges and outside expenses associated with the CPUC subpoena matter, and (b) any transaction fees and/or gain or loss on sale recognized in our financial statements in 2010 associated with a sale of any of our business units.
(4) Relative Stock Price means our total shareholder return as compared to the total shareholder return of each of the members of our peer group in 2010.
(5) Customer Complaints to DPH means the number of water quality, pressure and service complaints that we received from customers during 2010 that we report to the California Department of Public Health.
(6) Customer Complaint Standards means the number of complaints on all matters that were received by the Consumer Affairs Branch of the California Public Utilities Commission in 2010 divided by the average number of customers that we served during 2010.
(7) Capital Expenditures - RU means the dollar amount of capital expenditures for 2010 for our regulated utilities.
(8) SOX-RU means the number of “control deficiencies” (each referred to as a CD), “significant deficiencies” (each referred to as an SD) and “material weaknesses” (each referred to as an “MW”) for the regulated utilities disclosed in the independent auditor’s report for 2010 pursuant to Section 404 of the Sarbanes-Oxley Act.
(9) SOX-ASUS means the number of CDs, SDs and MWs disclosed for ASUS in the independent auditor’s report for 2010 pursuant to Section 404 of the Sarbanes-Oxley Act.
(10) Andrews Price Redetermination means the execution, during calendar year 2010, of an agreement with the U.S. government that provides for an interim or permanent increase in the monthly fees payable to Terrapin Utility Services, Inc. of at least 16% for operations and maintenance with respect to its operations at Andrews Air Force Base.
(11) Fort Bragg ICU Contract Modification means the execution, during calendar year 2010, of a modification of the contract at Fort Bragg to better the prospects of earnings as a result of changes to the schedule and work plans for the original Initial Capital Upgrade projects set forth in the contract with the U.S. government for Fort Bragg.
(12) Fort Jackson Equitable Adjustment means the execution, during calendar year 2010, of an agreement with the U.S. government that provides funding of at least $650,000 for the Longstreet sewer system overflow at Fort Jackson that occurred in 2008.
(13) Virginia Bases Price Redetermination” means the execution, during calendar year 2010, of an agreement with the U.S. government that provides for a permanent increase in the monthly fees payable to Old Dominion Utility Services, Inc. of at least 16% for operations and maintenance with respect to its operations at Forts Lee, Story, Eustis and Monroe.
(14) Customer Satisfaction means ASUS and its subsidiaries has met the small business utilization targets in four of the six categories under the commercial subcontracting plans set forth in the contracts with the U.S, government. The six categories include (1) Service Disabled Veteran-owned, Small Business, (2) Veteran-owned Small Business, (3) Historically Underutilized Business Zones, (4) Women-owned Small Business, (5) Small Disadvantaged Business and (6) Small Business.
____________________________

     The compensation committee determined the target aggregate bonus for each executive officer as a percentage of the base salary of each executive officer, which in 2010 was:
  30% for the president and the chief executive officer,

  20% for the senior vice presidents, and

  15% for all other executives.
     The bonus of each executive officer is determined on the basis of pay-out percentages established by the compensation committee in March 2010 for each performance measure. The performance measures and payout percentages vary depending upon whether the executive is an administrative officer, an operations officer of Golden State Water Company, or GSWC, or an officer of American States Utility Services, Inc., or ASUS. Mr. Sprowls and Ms. Tang are administrative officers. Ms. Kruger and Mr. Scanlon are operations officers of GSWC. Mr. Harris is an officer of ASUS.

PAY-OUT PERCENTAGES FOR GSWC ADMINISTRATIVE OFFICERS

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS-AWR Consolidated	10%	20%	30%
Relative Stock Price	5%	15%	20%
Adjusted EPS-RU	7.5%	15%	22.5%
Customer Complaints to DPH	1.25%	2.5%	3.75%
Customer Complaint Standards	1.25%	2.5%	3.75%
Capital Expenditures	2.5%	5%	7.5%
SOX-RU	2.5%	5%	7.5%
Adjusted EPS-ASUS	2.5%	5%	7.5%
SOX-ASUS	2.5%	5%	7.5%
Objective Bonus Total	35%	75%	110%
Discretionary Bonus	15%	25%	40%
Aggregate Bonus	50%	100%	150%

PAY-OUT PERCENTAGES FOR GSWC OPERATIONS OFFICERS

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS-AWR Consolidated	10%	20%	30%
Relative Stock Price	5%	10%	15%
Adjusted EPS-RU	10%	20%	30%
Customer Complaints to DPH	1.25%	2.5%	3.75%
Customer Complaint Standards	1.25%	2.5%	3.75%
Capital Expenditures	2.5%	10%	12.5%
SOX-RU	2.5%	5%	7.5%
Adjusted EPS-ASUS	2.5%	5%	7.5%
Objective Bonus Total	35%	75%	110%
Discretionary Bonus	15%	25%	40%
Aggregate Bonus	50%	100%	150%

PAY-OUT PERCENTAGES FOR ASUS OFFICERS

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS-AWR Consolidated	10%	20%	30%
Relative Stock Price	5%	10%	15%
Adjusted EPS-RU	2.5%	5%	7.5%
Adjusted EPS-ASUS	15%	20%	35%
Andrews Price Redetermination	N/A	3%	3%
Fort Bragg ICU Contract Modification	N/A	4%	4%
Fort Jackson Equitable Adjustment	N/A	3.5%	3.5%
Virginia Bases Price Redetermination	N/A	3.5%	3.5%
Customer Satisfaction	N/A	1.0%	1.0%
SOX-ASUS	2.5%	5%	7.5%
Objective Bonus Total	35%	75%	110%
Discretionary Bonus	15%	25%	40%
Aggregate Bonus	50%	100%	150%

     The compensation committee recognizes that our financial performance is dependent upon a number of factors beyond the immediate control of management, such as weather, water quality and water supply. As a result, the pay-out structure includes a discretionary bonus component based on a subjective assessment of the performance of each executive officer by the compensation committee after the end of the year.

     Under the performance incentive plan, the compensation committee may approve the payment of a bonus to a participant in the performance plan that is less than the bonus payable based on the attainment of the performance objectives established by the compensation committee in March 2010. The compensation committee may also approve payment of no bonus to a named executive officer even though the performance targets have been satisfied. However, under the terms of the performance incentive plan, the compensation committee does not have the discretion to approve a bonus to any named executive officer that is greater than the bonus payable to the named executive officer based on the performance criteria set forth in the short-term incentive program for the year.

     Under the 2010 short-term incentive program approved by the compensation committee in March 2010, Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang, and Mr. Scanlon were awarded aggregate cash bonuses of $170,000, $78,404, $75,647, $68,040 and $45,004, respectively. Of this amount, the compensation committee awarded Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang, and Mr. Scanlon discretionary cash bonuses of $51,155, $19,866, $19,314, $18,000 and $11,403, respectively. The compensation committee awarded discretionary cash bonuses as a percentage of base salary based on a subjective assessment of the performance of each executive officer in the areas of our business over which the executive officer had responsibility, and the recommendations of Mr. Sprowls for each of the executive officers, other than Mr. Sprowls. The compensation committee awarded the remainder of the aggregate cash bonuses based on satisfaction of the objective criteria set forth in the 2010 short-term incentive program.

     Equity Awards

     In order to promote internal pay equity, it is the practice of the compensation committee to grant the same amount of equity awards to each senior vice president and the same amount of equity awards to each vice president. The chief executive officer receives a higher equity award than the amounts granted to other officers.

     The compensation committee considered the following factors in determining the amount and type of equity awards to be made to the chief executive officer, senior vice presidents and vice presidents in 2010:
  the past practices of the committee in awarding stock options and restricted stock units, and the peer group survey prepared by Mercer.
     As in prior years, the compensation committee granted two types of equity awards to each named executive officer, a stock option award and a restricted stock unit award. The compensation committee reduced the incentive value of the stock option awards in 2010 to approximately 25% of the long-term incentive value of the equity awards from 50% in 2009 and increased the incentive value of restricted stock unit awards to 75% of the incentive value of the equity awards, due to the low volatility of our common shares, which reduces the incentive value of stock option awards for our executive officers compared to restricted stock unit awards, and in order to reduce the dilution to our shareholders, since more stock options must be granted in order to achieve the same incentive value of a grant of a restricted stock unit; stock option grants also increase the number of our common shares that may be issued to executives and reduce the number of common shares available for future grants under our 2008 stock incentive plan
     The compensation committee increased the incentive value of equity grants made to Mr. Sprowls in 2010 in order to increase the percentage of his compensation contingent on our performance and potentially increase the amount of his overall compensation. The compensation committee concluded that it was appropriate to increase the potential amount of Mr. Sprowls’ overall compensation due to his increased experience as a chief executive officer of the company and the fact that, based on the information in the peer group survey prepared by Mercer, Mr. Sprowls’ total direct compensation was below the 25th percentile of our peer group. The compensation committee considers “total direct compensation” to consist of base salary, objective and discretionary bonus and the value of equity awards on the date of grant. The compensation committee did not increase the incentive value of equity awards made to the other named executive officers in 2010 since the total direct compensation of each of these named executive officers was above the 50th percentile of our peer group.

     Each award vests over a three-year period. The compensation committee believes that granting equity awards with three-year vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the company’s long-term business objectives and stock performance.

     Each restricted stock unit was granted with dividend equivalent rights. The compensation committee believes that granting stock units with dividend equivalent rights helps align the interests of the named executive officers with the interests of the shareholders of a utility who frequently purchase and retain the stock of the utility based on the amount of dividends that the utility consistently pays.

     Upon occurrence of a change in control event, each option will become immediately exercisable and each restricted stock unit will immediately vest free of restrictions. The compensation committee believes that the vesting of equity awards permits executives to share in the value that they created for shareholders at the same time that the shareholders recognize that value upon a change in control. The compensation committee also believes that the acceleration feature is consistent with the practices of most members of our peer group.

     In each case, the compensation committee established the exercise price of stock options as the closing price of our common shares on the effective date of the award. Under our 2008 stock incentive plan, a stock option grant is effective on the date of the grant. The compensation committee made the equity awards to each named executive officer at the first in-person meeting of the compensation committee in 2010, which is consistent with the committee’s past practices and our stock option grant policies.

     Total Direct Compensation

     The compensation committee believes that it is important for a significant portion of an executive officer’s total direct compensation to consist of compensation which is dependent on performance. The compensation committee also believes that it is important for more of the compensation of the chief executive officer to be dependent on performance than that of the other executive officers.

     The compensation committee set the following target percentages for each component of total direct compensation in March 2010, assuming that each named executive officer earned the aggregate target annual bonus under the terms of the 2010 short-term incentive program:

TOTAL DIRECT COMPENSATION

Executive Officer	Base Salary	Target Incentive Compensation
		Objective Bonus	Discretionary Bonus	Equity Awards
Robert J. Sprowls	56%	13%	4%	27%
Denise L. Kruger	68%	10%	3%	19%
McClellan Harris III	68%	10%	3%	19%
Eva G. Tang	67%	10%	3%	20%
Patrick R. Scanlon	69%	8%	3%	20%

     We set forth the actual percentages for each component of total direct compensation(1) paid to each named executive officer for 2010 in the following table based on the actual bonuses awarded to each named executive officer :

Executive Officer	Base Salary	Actual Incentive Compensation
		Objective Bonus(2)	Discretionary Bonus	Equity Awards
Robert J. Sprowls	54%	14%	6%	26%
Denise L. Kruger	66%	12%	4%	18%
McClellan Harris III	66%	11%	4%	19%
Eva G. Tang	65%	11%	4%	20%
Patrick R. Scanlon	67%	9%	3%	21%

(1) Total direct compensation does not include the change in the value of each executive officer’s pension and supplemental retirement plans, and all other compensation set forth in the Summary Compensation Table.
(2) Amount paid upon satisfaction of objective criteria set forth in the 2010 short-term incentive program .

     Retirement Benefits

     We provide retirement benefits that we believe are comparable to the benefits provided by other members of our peer group in order to attract, retain and motivate talented and experienced executives. Our retirement benefit programs are also intended to provide fair, equitable and reasonable compensation to our executive officers and to assist in the retention of our executive officers. We also provide supplemental retirement benefits to each of our named executive officers.

     Severance Arrangements

     We do not have any employment agreements with any of our executive officers. We do, however, have change in control agreements with each of our executive officers which provide for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated other than for cause or disability or the executive terminates employment for good reason.

     The terms of our change in control agreements were negotiated with management in 1998. The terms were amended in 2005 with the consent of each named executive officer that was a party to a change in control agreement.

     The compensation committee believes that the change in control agreements provide management with benefits comparable to those provided by other members of our peer group and other public utilities in California with whom we competed for executives at the time that the change in control agreements were executed. The compensation committee also believes that the change in control agreements provide appropriate incentives to management to remain with the company in the event of a potential change in control. Under the terms of our existing change in control agreements, we do not have any authority to make any changes to any change in control agreement previously executed by an executive officer without the consent of the executive officer.

     Welfare and Other Benefits and Perquisites

     We provide welfare and other benefits that we believe are comparable to the benefits provided by other members of our peer group and other perquisites that we believe are reasonable to attract, retain and motivate talented and experienced executives. Except as described under “How were certain officers compensated in 2010?” we provide the same benefits to executive officers as we provide to other employees of the company.

     Under the terms of our relocation policy adopted in July 2009, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location. The compensation committee believes that it is appropriate for us to claw back any relocation expenses paid to an officer in these circumstances.

     Stock Ownership Guidelines

     We have requested each of our executive officers to own common shares, restricted stock units and other equity equivalents, including common shares held in our 401(k) plan, equal in value to:
  2.5 times his salary for Mr. Sprowls, as the chief executive officer,

  1.5 times his or her salary for Ms. Kruger, Mr. Harris and Ms. Tang who are senior vice presidents, and

  One times his annual salary for Mr. Scanlon, who is a vice president.
     We do not consider unexercised stock options to be equity equivalents of our common shares for this purpose. We have asked each executive officer to satisfy these guidelines by the later of May 2012 or five years after his or her appointment to the position of chief executive officer, senior vice president or vice president. We consider these guidelines to have been satisfied once the minimum ownership requirements are met regardless of subsequent changes in the market value of our common shares. Ms. Kruger, Mr. Harris and Mr. Scanlon currently satisfy these guidelines. We expect Mr. Sprowls and Ms. Tang to satisfy these guidelines within five years after his or her appointment to their current positions.

     We have not adopted any policy regarding the hedging of the risks of the economic ownership of our common shares, but intend to do so following adoption of rules by the Securities and Exchange Commission providing guidance on the types of activities that will be prohibited.

     The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the required holding of any executive officer is unduly burdensome by reason of personal circumstances affecting an executive officer or is the result of recent significant changes in the compensation of the executive officer. We have exempted Ms. Farrow, a vice president of the company, from compliance with these stock ownership guidelines since she is prohibited by the auditor independence rules of PricewaterhouseCoopers LLP, our independent public accounting firm, from owning any of our common shares. Ms. Farrow’s husband is an employee of PricewaterhouseCoopers, but is not involved in any manner in auditing our financial statements or otherwise providing any services to us.

Compensation Committee Report

     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. On the basis of this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Form 10-K for the year ended December 31, 2010 by incorporation by reference to this proxy statement.

     This report is submitted by:

          James L. Anderson, Chair
          Diana M. Bontá, Member
          Anne M. Holloway, Member

How were certain of our executive officers compensated in 2010?

     We compensated each of our most highly compensated executive officers in 2010 as more particularly described below. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. We also reimbursed each of these executive officers for expenses incurred in the performance of his or her duties as an executive officer.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Robert J. Sprowls	2010	$474,615	$51,155	$171,665	$59,803	$118,845	$223,893	$14,072	$1,114,048
President and Chief
Executive Officer	2009	449,212	40,500	101,436	96,216	130,545	126,850	59,037	1,003,796
	2008	393,186	90,000	66,002	45,101	-	73,439	13,508	681,236
Denise L. Kruger	2010	330,976	19,866	69,024	23,924	58,538	234,811	17,836	754,975
Senior Vice
President, Regulated	2009	322,827	16,150	50,969	48,108	60,013	129,314	17,829	645,210
Utilities of Golden
State Water	2008	318,238	30,800	39,827	24,469	-	113,981	47,455	574,770
Company and
Chaparral City Water
Company
McClellan Harris III	2010	321,778	19,314	69,024	23,924	56,333	379,759	15,837	885,969
Senior Vice President
and Assistant	2009	313,867	18,840	50,969	48,108	55,892	220,576	16,917	725,169
Secretary of
American States	2008	313,123	-	39,827	24,469	-	196,035	14,979	588,433
Utility Services, Inc.
Eva G. Tang	2010	299,662	18,000	68,964	23,924	50,040	252,268	15,703	728,561
Senior Vice
President- Finance,	2009	277,792	13,900	50,776	48,108	53,765	147,586	15,720	607,647
Chief Financial
Officer, Corporate	2008	241,450	26,000	33,074	20,822	-	114,870	16,268	452,484
Secretary and
Treasurer
Patrick R. Scanlon	2010	253,308	11,403	57,507	19,937	33,601	284,178	16,224	676,158
Vice President of
Water Operations of
Golden State Water
Company and
Chaparral City Water
Company(8)

(1) This column sets forth the amount paid to each named executive officer during the calendar year based on pay periods (2010 and 2009 contained 26 pay periods; 2008 contained 27 pay periods).
(2) The amounts paid to a named executive officer as a discretionary bonus for 2009 and 2010 under the short-term incentive programs.

(3) This column sets forth the aggregate grant date fair value of the awards, including the fair value of dividend equivalent rights, computed in accordance with FASB ASC Topic 718, rather than the amounts recognized on our financial statements, which is based on vesting. We provide information regarding the assumptions used in the calculation of the value of these awards in Note 12 to our financial statements for the year ended December 31, 2010 in our Form 10-K filed with the Securities and Exchange Commission. We did not make any other type of stock award in 2010. None of our named executive officers forfeited any stock awards in 2010.
(4) This column sets forth the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts recognized on our financial statements, which is based on vesting. We provide information regarding the assumptions used to calculate the value of all awards of stock options made to executive officers in Note 12 to our financial statements in our Form 10-K for the year ended December 31, 2010. None of our executive officers forfeited any option awards in 2010.
(5) Each named executive officer received non-equity incentive compensation in 2009 and 2010 as a percentage of base salary based upon satisfaction of performance criteria under the 2009 and 2010 short-term cash incentive programs approved by the compensation committee.
(6) This column sets forth the sum of the change in the value of the pension plan and the supplemental retirement plan for each of the named executive officers. The change in the pension value under the Golden State Water Company Pension Plan, or pension plan, for 2010, was $56,627, $104,606, $170,187, $133,635 and $232,437 for each of Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon, respectively. The change in the pension value under the supplemental retirement plan for 2010 was $167,266, $130,205, $209,572, $118,633 and $51,741 for each of Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon, respectively. See the Pension Benefits Table for additional information regarding the retirement age assumptions used in making these calculations. We provide additional information regarding the assumptions used to calculate the change in pension value in Note 11 to our financial statements in our Form 10-K for the year ended December 31, 2010. We do not have any non-qualified deferred compensation plans.
(7) We provide information on the amount and types of benefits included under the heading “All Other Compensation” in the table below.
(8) This executive officer was not a named executive officer in 2008 or 2009.
____________________

     The following table provides information regarding the amount and types of benefits included under the heading “All Other Compensation” in the previous table.

ALL OTHER COMPENSATION

		Employer 401(k)		Personal Use			Total
		Matching		of Company	Relocation	Other	All Other
		Contribution	Insurance	Car	Expenses	Compensation	Compensation
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Robert J. Sprowls	2010	$11,025	$314	$2,553	$-	$180	$14,072
	2009	11,025	332	2,340	45,000	340	59,037
	2008	10,350	332	2,670		156	13,508
Denise L. Kruger	2010	11,025	314	6,317	-	180	17,836
	2009	11,025	332	6,292	-	180	17,829
	2008	10,350	332	5,817	30,800	156	47,455
McClellan Harris III	2010	11,025	314	3,392	-	1,106	15,837
	2009	11,025	332	3,730	-	1,830	16,917
	2008	10,350	332	2,240	-	2,057	14,979
Eva G. Tang	2010	11,025	314	4,184	-	180	15,703
	2009	11,025	332	4,183	-	180	15,720
	2008	10,350	332	5,430	-	156	16,268
Patrick R. Scanlon(5)	2010	11,025	314	4,705	-	180	16,224

(1) We provide group term life insurance and accidental death and dismemberment insurance to each of our employees and their families. In the event of the death of an employee or a family member, his or her beneficiary is entitled to receive $50,000 under the group life insurance policy. The accidental death and dismemberment insurance pays additional benefits if an employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The cost of $208 is equally allocated among each of the board members and executive officers. In addition, we allocated one–third of the premium of $7,027 (three year premium) for coverage under a blanket accident insurance policy that covers our directors and executive officers. The cost of $106 in 2010 and $103 in 2009 and 2008 was equally allocated among each of the board members and executive officers.
(2) The value is based on an estimate of the aggregate incremental costs incurred by us for the personal use of company-provided automobiles by each of our named executive officers.
(3) In 2009, we provided Mr. Sprowls a housing allowance of $45,000 in connection with his promotion to chief executive officer. We also reimbursed Ms. Kruger for her relocation in 2007 to Southern California at our request.
(4) We paid a holiday bonus in 2010 of $180 to each of our employees, including our named executive officers. In addition, we paid Mr. Harris $776 on his 20th anniversary with us pursuant to our anniversary grant program for all employees and an additional $150 as reimbursement for health club expenses.
(5) This executive officer was not a named executive officer in 2008 and 2009.
____________________

Equity Compensation

     An executive officer has the right to exercise all vested stock options until the end of a period of ten years following the date of grant, provided he or she remains employed by us. An executive also has the right to exercise his or her options for three months following the date of termination of employment, unless the executive is terminated for cause. If the executive’s employment is terminated as a result of: (i) death, (ii) total disability or (iii) retirement when the executive is at least 55 and the sum of the executive’s age and years of employment is equal to or greater than 75 (referred to herein as the Rule of 75), the options will be exercisable by the executive (or, in the case of death, his or her personal representative or beneficiary) during the term of the options on the vesting schedule set forth in the option agreement. All other options which we have granted vest over a period of three years during employment with us.

     We also granted restricted stock units to each of our executive officers in 2010, which vest over a three year period. Generally, each executive officer is entitled to receive common shares in an amount equal to the number of his or her restricted stock units vested on each installment vesting date set forth in the award agreement. If the executive is at least 55 and the sum of the executive’s age and years of employment is equal to or greater than 75, the restricted stock units will vest on the date on which these conditions are satisfied, but will otherwise be payable in accordance with the vesting schedule. However, if the executive’s employment terminates as a result of death or disability, all of his or her restricted stock units vest on his or her termination date, and the common shares will be delivered to the executive or his or her personal representative or beneficiary within 60 days following termination of employment. If an executive’s restricted stock units vest as a result of a change in control or as a result of satisfying the age and service conditions of the stock award agreement, the executive’s common shares will be delivered in accordance with the installment vesting schedule in the stock award agreement or, if earlier, within 60 days following termination of employment, subject to any required delay for specified employees under Section 409A of the Internal Revenue Code. All of the named executive officers are specified employees for this purpose.

     Each of the options granted to the named executive officers in 2010 vest at the rate of 33% one year after the date of grant, 33% two years after the date of grant and 34% three years after the date of grant. Each of the restricted stock units awarded to the named executive officers in 2010 are payable at the rate of 33% one year after the grant date, 33% two years after the date of the grant and 34% three years after the date of the grant. All of the option and restricted stock unit awards made to Mr. Harris vested in 2010 pursuant to the Rule of 75.

     We also awarded each of our executive officers restricted stock units in 2010 in an amount equal to the quarterly cash dividends payable on our common shares times the number of restricted stock units granted to the executive officer divided by the closing price of our common shares on the dividend payment date as provided in the 2000 and 2008 plans.

     The value of the restricted stock units is included in the “Stock Awards” column in the Summary Compensation Table. These restricted stock units vest and are payable on the same basis as the underlying restricted stock units on which these restricted stock units were earned.

Other Compensation

     We have a 401(k) plan under which employees may invest a percentage of their pay, up to a maximum amount prescribed by law. We provide matching contributions for each of our employees who participate in the plan of 100% up to the first 3% of eligible compensation deferred and 50% of the next 3% of eligible compensation deferred. Each of our executive officers is entitled to participate in this plan on the same basis as other employees, subject to the limits imposed by the Internal Revenue Code.

     We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage. All employees are required to pay 15% of the company’s premiums for medical, dental and vision benefits, except for certain employees at subsidiaries of American States Utility Services, Inc. We pay all premiums for life insurance coverage in the amount of $50,000 for all employees and their families, plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. We also have employee assistance, an anniversary award for reaching certain years of service and holiday bonus programs. Each of our executive officers is entitled to these benefits on the same basis as other employees.

     All active full-time employees receive time off with pay for vacation, holiday and sick leave in accordance with company policy. Executives, other than Mr. Sprowls, receive vacation accrual on the basis of the number of continuous months of service, with 1 to 60 months of service equating to 20 days per year of vacation; 61 to 120 months of continuous service equating to 25 days of vacation per year and 121 months of continuous service and over equating to 26 days of vacation per year. Executives receive sick leave benefits on the same basis as all other employees. Mr. Sprowls is entitled to 26 days of vacation per year, rather than the 25 days that he would be entitled to based on his number of years of service with the company. Any vacation days not used in any year are carried over to the next year. All employees are entitled to a cash payment, based on their then current salary, for any accrued, but unused vacation days upon termination of employment.

     Each of our executive officers is entitled to the benefits of a travel insurance policy provided by the company and the use of a company-owned car. We also reimburse each executive officer up to $150 per month for a single membership at a health club. Mr. Harris is the only named executive officer that was reimbursed for health club expenses in 2010.

Total Compensation

     The proportion of salary, bonus and non-equity incentive plan compensation to total compensation set forth in the Summary Compensation Table for 2010 for Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon was 58%, 54%, 45%, 50% and 44% of total compensation, respectively. The compensation committee has not adopted any policy regarding the allocation of total compensation among the various components of total compensation.

What plan-based awards did we make to these executive officers in 2010?

     We granted stock options and restricted stock units to each of our named executive officers in 2010 as more particularly described below. Each of the named executive officers also received a cash award under our performance incentive plan based upon the satisfaction of certain performance criteria. The amount of this award is reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column. We did not make any equity incentive awards in 2010.

GRANTS OF PLAN-BASED AWARDS IN 2010

				All Option
			All Stock	Awards:		Grant Date
			Awards:	Number of	Exercise or	Fair Value
			Number of	Securities	Base Price	of Stock
			Shares of Stock	Underlying	of Option	and Option
	Grant	Award	or Units	Options	Awards	Awards
Name	Date(1)	Date(2)	(#)	(#)	($/Share)	($)(3)
Robert J. Sprowls	2/1/10	2/1/10	4,909.0			$163,764
	2/1/10	2/1/10		8,519	$33.36	59,803
	3/1/10	2/12/10	60.2			1,952
	6/1/10	5/12/10	58.0			1,968
	9/1/10	8/9/10	57.8			1,983
	12/1/10	11/8/10	53.6			1,998
Denise L. Kruger	2/1/10	2/1/10	1,964.0			65,519
	2/1/10	2/1/10		3,408	$33.36	23,924
	3/1/10	2/12/10	26.7			866
	6/1/10	5/12/10	25.7			873
	9/1/10	8/9/10	25.7			880
	12/1/10	11/8/10	23.8			886
McClellan Harris III	2/1/10	2/1/10	1,964.0			65,519
	2/1/10	2/1/10		3,408	$33.36	23,924
	3/1/10	2/12/10	26.7			866
	6/1/10	5/12/10	25.7			873
	9/1/10	8/9/10	25.7			880
	12/1/10	11/8/10	23.8			886
Eva G. Tang	2/1/10	2/1/10	1,964.0			65,519
	2/1/10	2/1/10		3,408	$33.36	23,924
	3/1/10	2/12/10	26.3			852
	6/1/10	5/12/10	25.3			859
	9/1/10	8/9/10	25.2			865
	12/1/10	11/8/10	23.3			869
Patrick R. Scanlon	2/1/10	2/1/10	1,636.0			54,577
	2/1/10	2/1/10		2,840	$33.36	19,937
	3/1/10	2/12/10	22.3			724
	6/1/10	5/12/10	21.5			730
	9/1/10	8/9/10	21.4			735
	12/1/10	11/8/10	19.9			741

(1) Pursuant to the terms of the 2000 and 2008 plans, the effective date of the grant of restricted stock units pursuant to dividend equivalent rights on restricted stock units is the dividend payment date for our common shares set by the board of directors.
(2) Pursuant to the terms of the 2000 and 2008 plans, the award date of restricted stock units pursuant to dividend equivalent rights is the record date.
(3) We provide information regarding the assumptions used to calculate the value of all awards made to executive officers pursuant to the 2000 and 2008 plans in Note 12 to our financial statements in our Form 10-K for the year ended December 31, 2010. The values included in this table are for the full grant date fair value of the awards made in 2010 without regard to the three year vesting conditions described above.
____________________

     The proportion of equity compensation to total compensation set forth in the Summary Compensation Table for Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon in 2010 was 21%, 12%, 10%, 13% and 11%, respectively. The compensation committee has not adopted any policy regarding the percentage of total compensation to be allocated to equity compensation.

What equity awards granted to these executive officers were outstanding at the end of the year?

     Each named executive officer had the stock option and restricted stock unit awards outstanding at December 31, 2010 described in the table below. Certain of the equity awards made to Mr. Harris have vested, but are not yet payable. Information regarding the installment payment dates for these awards is provided in the footnotes to the table following this table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units That	Units That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(1)
Robert J. Sprowls	4,105		$23.24	6/29/2014
	8,090		$25.92	1/2/2015
	4,823		$33.73	1/29/2016
	7,171		$38.62	1/1/2017
	4,390	2,262(2)	$34.11	1/27/2018
	5,016	10,184(3)	$34.57	1/29/2019
		8,519(4)	$33.36	1/31/2020
					7,737(10)	$266,694
Denise L. Kruger	12,075		$25.55	2/1/2014
	12,075		$25.92	1/2/2015
	5,400		$33.73	1/29/2016
	5,378		$38.62	1/1/2017
	2,382	1,227(2)	$34.11	1/27/2018
	2,508	5,092(6)	$34.57	1/29/2019
		3,408(7)	$33.36	1/31/2020
					3,432(13)	$118,301
McClellan Harris III	4,105		$25.92	1/2/2015
	3,618		$33.73	1/29/2016
	5,378		$38.62	1/1/2017
	2,382	1,227(2)	$34.11	1/27/2018
	2,508	5,092(6)	$34.57	1/29/2019
		3,408(7)	$33.36	1/31/2020
					(12)	(12)
Eva G. Tang	3,200		$23.15	12/31/2012
	9,075		$25.55	2/1/2014
	9,075		$25.92	1/2/2015
	4,320		$33.73	1/29/2016
	4,302		$38.62	1/1/2017
	1,905	982(2)	$34.11	1/27/2018
	122	62(5)	$32.93	10/29/2018
	2,508	5,092(6)	$34.57	1/29/2019
		3,408(7)	$33.36	1/31/2020
					3,363(11)	$115,923

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units That	Units That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(1)
Patrick R. Scanlon	9,075		$23.15	12/31/2012
	9,075		$25.55	2/1/2014
	9,075		$25.92	1/2/2015
	4,320		$33.73	1/29/2016
	4,302		$38.62	1/1/2017
	1,905	982(2)	$34.11	1/27/2018
	2,046	4,154(8)	$34.57	1/29/2019
		2,840(9)	$33.36	1/31/2020
					2,869	98,894

(1) We determine the market value of restricted stock units that have not vested by multiplying the number of unvested restricted stock units outstanding on December 31, 2010 by the closing price of our common shares on December 31, 2010 as reported on The Wall Street Journal website (www.online.wsj.com). The closing price of our common shares on December 31, 2010, as so reported, was $34.47.
(2) These options vested on January 27, 2011.
(3) Of this amount, 5,016 options vested on January 29, 2011 and the remainder will vest on January 29, 2012.
(4) Of this amount, 2,811 options vested on January 31, 2011, 2,811 options will vest on January 31, 2012 and the remainder will vest on January 31, 2013.
(5) These options will vest on October 29, 2011.
(6) Of this amount, 2,508 options will vest on January 29, 2011 and the remainder will vest on January 29, 2012.
(7) Of this amount, 1,125 options vested on January 31, 2011, 1,125 options will vest on January 31, 2012 and the remainder will vest on January 31, 2013.
(8) Of this amount, 2,046 options vested on January 29, 2011 and the remainder will vest on January 29, 2012.
(9) Of this amount, 937 options vested on January 31, 2011, 937 options will vest on January 31, 2012 and the remainder will vest on January 31, 2013.
(10) Of this amount, 684 restricted stock units vested on January 27, 2011, 982 restricted stock units vested on January 29, 2011, 1,670 restricted stock units vested on January 31, 2011, 1,012 restricted stock units will vest on January 29, 2012, 1,669 restricted stock units will vest on January 31, 2012 and the remainder will vest on January 31, 2013.
(11) Of this amount, 343 restricted stock units vested on January 27, 2011, 491 restricted stock units vested on January 29, 2011, 668 restricted stock units vested on January 31, 2011, 506 restricted stock units will vest on January 29, 2012, 668 restricted stock units will vest on January 31, 2012 and the remainder will vest on January 31, 2013.
(12) All of the option and restricted stock unit awards made to Mr. Harris vested in 2009 pursuant to the Rule of 75.
(13) Of this amount, 411 restricted stock units vested on January 27, 2011, 491 restricted stock units vested on January 29, 2011, 668 restricted stock units vested on January 31, 2011, 506 restricted stock units will vest on January 29, 2012, 668 restricted stock units will vest on January 31, 2012 and the remainder will vest on January 31, 2013.

None of our named executive officers has any outstanding equity incentive awards.

Did any of these executive officers exercise options or have restricted stock or restricted stock units vest in 2010?

     Mr. Scanlon is the only named executive officer who exercised stock options in 2010. All of our named executive officers had outstanding awards of restricted stock units vest in 2010. No restricted stock vested in 2010.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Exercises		Stock Awards
	No. of Shares		No. of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)(1)
Robert J. Sprowls	-	-	2,083	70,482
Denise L. Kruger	-	-	1,227	41,711
McClellan Harris III	-	-	4,659 (2)	41,711 (2)
Eva G. Tang	-	-	1,090	37,022
Patrick R. Scanlon	1,250	17,723	1,009	34,278

(1) We determined the value realized on vesting of restricted stock units based on the closing market price of our common shares on the date of vesting as reported on The Wall Street Journal website (www.online.wsj.com).
(2) Out of 4,659 shares fully vested in 2010, Mr. Harris acquired 1,227 common shares in January 2010 (all of which had vested in 2008), upon the pay-out of restricted stock units with a market value of $41,711 on the date of acquisition. Mr. Harris is entitled to acquire the remaining 3,432 common shares, which are not yet payable, as a result of the immediate vesting of these common shares under the Rule of 75. Mr. Harris acquired 411 common shares on January 28, 2011 with a market value of $14,302 on the date of acquisition, 491 common shares on January 30, 2011 with a market value of $16,644 on the date of acquisition, and 667 common shares on February 1, 2011 with a market value of $22,678 as a result of the previous vesting of 1,569 restricted stock units. Mr. Harris has the right to acquire 507 common shares on January 30, 2012, 668 common shares on February 1, 2012, and 688 common shares on February 1, 2013 as a result of the previous vesting of 1,861 restricted stock units, the value of which has not yet been realized.

What pension benefits are payable to these executive officers?

     We provide information in the table below reflecting the present value of the accumulated retirement benefits provided to each of our named executive officers as of December 31, 2010.

PENSION BENEFITS(1)

		Number of Years	Present Value of
		of Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(3)
Robert J. Sprowls	Pension Plan	6	$ 192,867
	Supplemental Retirement Plan	6	352,365
Denise L. Kruger	Pension Plan	18	445,939
	Supplemental Retirement Plan	18	326,484
McClellan Harris III(2)	Pension Plan	20	956,970
	Supplemental Retirement Plan	20	624,786
Eva G. Tang(2)	Pension Plan	14	527,131
	Supplemental Retirement Plan	14	274,161
Patrick R. Scanlon	Pension Plan	32	1,027,862
	Supplemental Retirement Plan	32	167,048

(1) The present value of the accumulated benefit for each of our named executive officers is based on the age when he or she would be eligible to retire with full benefits, which is at 62, except for Mr. Sprowls. The present value of the accumulated benefit is based on the age of 63 and 10 months for Mr. Sprowls. If we had assumed that each of them would retire at age 65, the normal retirement age under each of these plans, the present value of the accumulated benefit under the pension plan would instead be $176,109, $357,326, $759,973, $421,767 and $817,540 for Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon, respectively, and the present value of the accumulated benefit under the supplemental retirement plan would be $322,245 $262,175, $497,497, $219,847 and $133,205 for Mr. Sprowls, Ms. Kruger, Mr. Harris, Ms. Tang and Mr. Scanlon, respectively.
(2) Mr. Harris and Ms. Tang were eligible to retire with a 27.1% and 48.3% reduction in benefits, respectively, at December 31, 2010. If we had assumed that Mr. Harris and Ms. Tang retired at December 31, 2010, the present value of his or her accumulated benefit for the pension plan would be $832,754 and $432,536 respectively, and the present value of his or her accumulated benefit for the supplemental retirement plan would be $543,852 and $225,502 respectively.
(3) We used the same assumptions to calculate the change in pension value in Note 11 to our financial statements in our Form 10-K for the year ended December 31, 2010, except that retirement age is assumed to be the earliest date on which an executive officer may retire under the plan without any benefit reduction due to age. We ignored for the purpose of this calculation what actuaries refer to as pre-retirement decrements.
____________________

     Each of our named executive officers is a participant in the pension plan. This plan is a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. The normal retirement benefit is 2% of an employee’s five highest consecutive years’ average earnings multiplied by the number of years of credited service, up to a maximum of 40 years, reduced by a percentage of primary social security benefits. Normal retirement age is 65. An employee must have five years of service in order to receive benefits under this plan. For purposes of this plan, compensation includes an executive’s salary and all other reportable compensation received by the executive, except bonuses, the imputed value of the personal use of company-owned vehicles, unused vacation pay, severance pay and long-term incentive program payments, up to the maximum amount permitted under the Internal Revenue Code (which was $245,000 at January 1, 2011). Any employee hired after December 31, 2010 is eligible for participation in a defined contribution plan.

     We also provide each of our named executive officers additional pension benefits under the supplemental retirement plan. Each executive has the right to receive a benefit under the terms of this plan equal to the sum of 2% of compensation for each year of service before 2006 plus 3% of compensation for each year of service after 2005, up to a combined maximum of 60% of compensation, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan. For purposes of this plan, compensation includes all compensation included under the pension plan, cash incentive compensation and dividend equivalent rights on options granted prior to 2006. For participants who were employed by the company on January 1, 2006, the benefit is the greater of the benefit under the formula described in the previous sentence or the benefit under the previous formula. Under the previous formula, each executive was entitled to receive a benefit equal to the sum of 2% of compensation for each year of service, up to a maximum of 40 years, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.

     Under the terms of each of the plans, an employee who is vested may retire and receive benefits at age 55 with a reduction in benefits of 50%. An employee, who retires after age 55, but prior to age 65, will receive a lesser reduction in benefits depending upon the age at which the executive retires, unless the sum of the executive’s age and years of service equals 80. Mr. Harris and Ms. Tang are currently eligible to retire with a benefit reduction of 27.1% and 48.3%, respectively. Under the terms of the supplemental retirement plan, an employee who is vested will begin receiving benefits within 60 days following the later of separation from service, age 55 or an age over 55 elected by the employee in 2009, subject to any delay required under Section 409A of the Internal Revenue Code.

     We did not make any payments to any named executive officer under either of our pension plans during the last year.

     We also provide a Medicare supplement insurance policy for each employee who we hired prior to February 1, 1995 and his or her spouse at or after age 65. Each of our named executive officers has a right to this benefit after reaching age 65, other than Mr. Sprowls and Ms. Tang, who we hired after February 1, 1995.

Are any of these executive officers participants in a non-qualified deferred compensation plan?

     None of our named executive officers are participants in a defined contribution or non-qualified deferred compensation plan, other than our 401(k) Investment Incentive Program, which is a tax-qualified defined contribution plan available to our employees generally, and the supplemental retirement plan described above.

What are the terms of severance arrangements with executive officers?

     Each of our named executive officers is entitled to receive benefits under the terms of our pension plan described under “What pension benefits are payable to these executive officers?” and a cash payment for any accrued, but unpaid vacation as described under “How were certain of our executive officers compensated in 2010? – All Other Compensation” following termination of employment.

     We do not have any other severance arrangements with our named executive officers, other than the change in control agreements described below.

What are the terms of change in control agreements with executive officers?

     Each of our executive officers is a party to a change in control agreement which provides for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated other than for cause or disability or the executive terminates employment for good reason. A change in control under these agreements will generally include:
  any sale or other change in ownership of substantially all of our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the event own more than 55% of the continuing entity’s voting securities, any reorganization or merger, unless the holders of our voting securities immediately before the event own more than 55% of the continuing entity’s securities and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors, an acquisition by any person, entity or group acting in concert of more than 55% of our voting securities, unless the holders of our voting securities immediately before the event own more than 55% of the acquirer’s voting securities immediately after the acquisition, a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer, or a change of one-half or more of the members of our board of directors within a 12-month period, unless at least two-thirds of the directors then still in office at the beginning of the 12-month period approved the election or nomination for election of the new directors.
     The company must require any successor to the company to assume all change in control agreements.

     Each executive may terminate his or her employment for good reason if following the change in control:
  the executive is assigned duties inconsistent in any respect with the executive’s position or the executive is not re-appointed to the same position,

  the executive’s salary or benefits are reduced (including the elimination of any cash incentive or other cash bonus plan, without providing adequate substitutes), or the executive is located at an office that increases the distance from the executive’s home by more than 35 miles.
     In addition, all unvested options and restricted stock units will vest on the earlier of the change in control date or the date on which the executive’s employment is terminated. For each of the executive officers, a change in control will occur under the same circumstances described in his or her change in control agreement.

     Under the terms of the change in control agreements, each named executive officer is entitled to an amount equal to 2.99 times the sum of the executive’s annual base salary at the highest rate in effect in any year of the three calendar years preceding the change in control plus the average of the payments made to the executive pursuant to a cash-pay performance incentive plan during the five calendar years immediately preceding the date of termination of employment. Each of these executives is also entitled to coverage under our health and welfare benefit plans for a period of two years after termination of employment (three years for Mr. Sprowls and Ms. Tang). Each executive will also receive a gross-up payment if the executive officer is required to pay an excise tax under Section 4999 of the Internal Revenue Code.

     If we are unable to deduct any payments we make under a change in control agreement, due to the limitations imposed by Section 162(m) of the Internal Revenue Code, we will defer such payments to the extent necessary to enable us to deduct the payments. Each executive will be entitled to interest on any deferred payments at the applicable federal tax rate under the Internal Revenue Code (which changes monthly). Under Section 162(m) of the Internal Revenue Code, we may generally not deduct for federal income tax purposes annual compensation in excess of $1,000,000 paid to any named executive officer in any year in which the named executive officer is an executive officer, unless it qualifies as “performance-based.”

     In addition, if we are required to make any payment under a change in control agreement which would be subject to Section 409A of the Internal Revenue Code, we will defer such payments until six months following the date of termination of the executive’s employment.

What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated as a result of a change in control?

     Assuming that the employment of each of our named executives was terminated on December 31, 2010, a change in control occurred on that date under the change in control agreements and the 2000 and 2008 plans and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments to our named executive officers:

CHANGE IN CONTROL BENEFITS(1)

	Robert J.	Denise L.	McClellan	Eva G.	Patrick R.
Payments and Benefits	Sprowls	Kruger	Harris III	Tang	Scanlon
Payments

Base Salary Benefit	$1,420,250	$989,989	$962,481	$897,000	$757,666
Bonus Benefit	195,274	116,528	81,987	95,599	69,631
Dividend Equivalent Rights Benefit	17,843	20,038	18,847	15,060	15,060
Excess Supplemental Executive	167,480	83,558	227,853	147,428	59,973
Retirement Plan or Other
Retirement Benefit(2)

Benefits

Welfare and Fringe Benefits(3)	54,070	36,047	26,790	54,070	25,870
Purchase of Automobile Benefit(4)	4,020	4,750	5,425	4,750	4,415
Stock Options Benefit(5)	10,270	4,225	4,225	4,233	3,506
Restricted Stock Units Benefit(6)	266,694	118,301	118,301	115,923	98,894
Tax Gross Up Payment(7)	748,775	-	-	495,926	367,648

Total	$2,884,676	$1,373,436	$1,445,909	$1,829,989	$1,402,663

(1) We have assumed, for purposes of preparing this table, that we make all change in control payments to each named executive officer in July 2011. We have excluded for the purpose of this calculation, amounts paid to each named executive officer for accrued, but unpaid base salary and vacation pay payable within ten days after termination of employment.
(2) In calculating the single sum actuarial equivalent, we used an interest rate equal to 6%, and the mortality table named and described in detail in Section A.1 of the pension plan, after reduction, if any, of the benefit using the “Regular Factors” under Section A.4 of the pension plan, each executive officer’s age at December 31, 2010, less a percentage of primary social security benefits.
(3) Welfare benefits include (i) 85% of dental, medical and vision insurance premiums paid by the company for each named executive officer, under the insurance plans currently offered by the company, (ii) each named executive officer’s pro rata share of the group term life insurance and accidental death and dismemberment premiums, and (iii) reimbursement of health club dues for each named executive officer, up to a maximum of $1,800 a year. Welfare benefit amounts were calculated based on these benefits for a period of three years after termination of employment for Mr. Sprowls and Ms. Tang and two years after termination of employment for each of the other named executive officers. We assumed, for the purposes of this table, that each executive officer would be reimbursed up to the maximum amount for health club benefits.
(4) We have estimated the value of this benefit as the difference between (i) the wholesale value of the company car which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.
(5) We measured the fair value of options which were not vested at December 31, 2010 using the difference between the exercise prices of the option grants and the price of our common shares on the date of each executive’s termination of employment, which we assumed was December 31, 2010. The closing price of our common shares as reported on The Wall Street Journal website (www.wsjonline.wsj.com) on December 31, 2010 was $34.47.
(6) We measured the fair value of restricted stock units which were not converted to shares at December 31, 2010 assuming the price of our common shares on the date of each executive’s termination of employment was $34.47.
(7) We used 0.38% as the interest rate for determining the present value of the accelerated vesting of stock options and restricted stock units. As prescribed by the applicable regulations under Section 280G, this rate is equal to 120% of the applicable federal tax rate (compounded semiannually) for short-term periods for December 31, 2010 as set forth in Revenue Ruling 2010-50. If we make change in control payments to any executive officer that is in excess of three times his or her average taxable income from the company, then a 20% excise tax will be imposed under Section 4999 of the Internal Revenue Code on a portion of those payments, i.e., the excess parachute payments. In that event, we will make a tax gross up payment to the executive officer such that the executive officer will receive an amount (after payment of income and excise taxes) equal to the amount as if the executive officer did not have to pay the 20% excise tax on the excess parachute payments. We assumed that the executive officers would have a marginal combined federal and state income tax rate of 43.71895% for payments over $1 million and 43.02995% for under $1 million.
____________________

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     This proposal, commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2010 annual meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

     As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented and experienced executives, provide fair, equitable and reasonable compensation to executive officers, award job performance and further align the interests of executive officers with that of our shareholders and customers. In order to meet the objectives of designing a program that will enable us to attract, retain and motivate talented and experienced executives and to provide fair and reasonable compensation to our executive officers, the compensation committee reviews an annual survey of compensation trends and pay practices of other companies prepared by a consultant engaged by the compensation committee, recommendations of our chief executive officer and the practices of the California Public Utilities Commission and the Arizona Corporation Commission relating to the reasonableness of compensation paid by us. The committee also sets new performance objectives tied to our budget and strategic plan, which the compensation committee will use to determine the amount of cash performance incentive payments to each named executive officer in the following year and the extent to which the performance objectives set in the previous year were satisfied in the current year.

     Based on this annual review process, our compensation committee approves the amount of base salary, cash bonus, cash performance incentive awards and equity awards for each named executive officer described in the compensation tables and narrative discussion following the Compensation Committee Report. For 2010, approximately 46% of the total direct compensation of Mr. Sprowls, our chief executive officer, 35% of the total direct compensation of Ms. Tang, our chief financial officer, and 34% of the total direct compensation of the other named executive officers was in the form of either short-term incentive cash awards or long-term equity awards. In order to promote internal pay equity, the compensation committee has approved the same amount of equity awards to each senior vice president and the same amount of equity awards to each vice president. The chief executive officer receives a higher equity award than the awards granted to other officers. Based on the analysis provided by the compensation committee’s compensation consultant, we believe that the total direct compensation that we paid to our named executive officers in 2010 compares favorably to the compensation paid by the members of our peer group.

     In addition to the annual review process, it has been the practice of our compensation committee to engage a new compensation consultant approximately every three or four years to assist the committee in undertaking a comprehensive review of our executive compensation program. Consistent with this process, the compensation committee engaged a new compensation consultant in the Fall of 2008 for this purpose. As a result of this comprehensive review, our compensation committee has made the following significant changes in the design of our executive compensation program during the past three years:
  Adopted a short-term cash incentive program which sets the threshold, target and maximum cash bonus that may be paid to an executive officer at the beginning of each year, based primarily on satisfying detailed objective criteria. Under the program, the amount of cash incentive awards that may be paid to any executive officer is limited to $400,000. Prior to 2009, the amount of the cash bonus that we paid to an executive officer was determined on a subjective basis without the use of any objective performance criteria and there were no limitations on the amount that could be awarded to an executive officer;

  Eliminated the base salary adjustment previously given annually to executive officers based upon the value of dividend equivalent rights on stock options granted to the executive in 2005. Our compensation committee ceased granting stock options with dividend equivalent rights in 2006;
  Increased the percentage of equity awards made to executive officers in the form of restricted stock units in 2010 to 75% of the value of the equity awards in order to reduce dilution of our shareholders; and

  Eliminated all employment agreements with our named executive officers, other than change in control agreements.
     The board also approved the following changes in our governance programs during the past three years:
  Revised stock ownership guidelines for officers and directors;

  Adopted claw back policies which permit the company to claw back relocation benefits and performance and equity incentives paid to executive officers in certain circumstances; and

  Adopted a defined contribution pension plan for executive officers and non-union employees hired after December 31, 2010 and eliminated the payment of benefits to these executive officers and employees under our defined benefit pension plan.

     During the past three years,
  our earnings per share increased from $1.27 in 2008 to $1.78 in 2010,

  the dividends that we paid per common share increased from $1.00 in 2008 to $1.04 in 2010, and despite the economic downturn, our total shareholder return for the period from January 1, 2008 through December 31, 2010, including reinvestment of dividends, decreased by only 0.2%.
     This “say-on-pay” vote is advisory, and therefore not binding us, the compensation committee or the board. However, the board and the compensation committee intend to review the voting results and will seek to determine the causes of a negative vote, if significant. Shareholders who wish to communicate with the board of directors or management regarding our executive compensation program or other matters may do so in the manner described under “GOVERNANCE OF THE COMPANY- What is the process for shareholders and other interested persons to send communications to our board?”

     Under California law, this proposal will be considered to have been approved by our shareholders if we receive an affirmative vote of a majority of our common shares represented in person or by proxy and voting at our 2011 annual meeting, provided that shares voting affirmatively also constitute at least a majority of the required quorum. Abstentions will not count as a vote cast either for or against this proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise.

     If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THIS PROPOSAL.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     This proposal gives our shareholders their first opportunity to express their views regarding how frequently a “say-on-pay” vote should be held. Shareholders will be able to specify one of four choices for this proposal on their proxy card: three years, two years, one year or abstain. Unlike the “say-on-pay” vote, shareholders are not being asked to approve or disapprove the board’s recommendation regarding how frequently to hold a “say-on-pay” vote. Instead shareholders will be asked whether they favor us holding a “say-on-pay” vote every one, two or three years.

     After careful consideration, the board recommends that “say-on-pay” advisory votes be held every three years (triennially). In making this recommendation, the board took into account the views that some have expressed in support of conducting an annual advisory vote on executive compensation. While the board agrees that an annual advisory vote may be appropriate for some companies in order to enhance and reinforce accountability, the board concluded that a triennial vote is the appropriate frequency for us for the following reasons:
  We typically engage new compensation consultants every three or four years to assist us in a comprehensive review of our compensation programs. Our compensation programs have not typically changed significantly, other than as a result of such a comprehensive review.

  We do not believe that the incentives provided by our compensation programs create any significant risks that might be of concern to shareholders.

  Our earnings are substantially dependent upon the rates that our wholly owned subsidiary, Golden State Water Company, charges its customers. Golden State Water Company is not able to recover in rates compensation that has been determined to be unreasonable by the California Public Utilities Commission. Since our earnings are substantially dependent upon the rates received by Golden State Water Company, we believe that the public utility regulatory process already enhances and reinforces accountability on executive compensation matters and that an annual “say-on-pay” advisory vote is not necessary for this purpose.

  The California Public Utilities Commission primarily determines the rates charged by Golden State Water Company in a general rate case, which is filed every three years.

  Furthermore, we believe that a triennial advisory vote on “say-on-pay” will give our compensation committee and board sufficient time to evaluate the results of the most recent advisory vote on executive compensation and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a prior “say-on-pay” vote and concerns expressed by our shareholders. A triennial vote will also give our shareholders sufficient time to evaluate the results of any changes that we may make in our executive compensation programs. The compensation of our named executive officers this year, which will be described in next year’s proxy statement, will, as a practical matter, be largely be based on our current compensation program, because:

    the advisory vote on “say-on-pay” occurs mid-year, after we have implemented our executive compensation programs for the year, and it takes time to evaluate and implement thoughtfully a new executive compensation program appropriate for us, if that is determined to be desirable.

  We are also concerned that an annual advisory vote on our executive compensation programs could lead to a near-term perspective. This could enhance the likelihood that our executive compensation programs would be inappropriately designed to reward the achievement of short-term and excessive risk-taking. We believe that would not be in the long-term best interests of our shareholders or our public utility ratepayers.
     For the foregoing reasons, we encourage our shareholders to evaluate our executive compensation programs from a multi-year perspective and to review the compensation of our named executive officers over the past three years as presented in the Summary Compensation Table.

     This advisory vote on the frequency of a “say-on-pay” vote is not binding on us or the board.

     Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors, such as discussions with shareholders, views expressed by others and the adoption of material changes to our compensation programs. The board will disclose its position on the frequency of advisory votes on “say-on-pay” in a Form 8-K, after due consideration of the results of the advisory vote on “say-on-pay” and this proposal, in accordance with the rules and regulations of the Securities and Exchange Commission.

     Brokers are not authorized to vote on this proposal unless you instruct otherwise. If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote for a triennial “say-on-pay” advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” A
“SAY-ON-PAY” ADVISORY VOTE EVERY THREE YEARS.

PROPOSAL 5: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The audit and finance committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2010, subject to reconsideration if our shareholders do not ratify this appointment. We expect representatives of PricewaterhouseCoopers LLP to attend the 2011 annual meeting. They will have an opportunity to make a statement at the 2011 annual meeting, if they desire to do so. They will also be available to respond to appropriate questions from you if you attend the 2011 annual meeting.

What are the audit and finance committee’s pre-approval policies and procedures?

     The audit and finance committee adopted a policy statement on February 2, 2004 regarding the approval of audit, audit-related, tax and other services provided by our registered public accounting firm. This policy statement specifies guidelines and procedures we will use to assist us in maintaining the independence of our registered public accounting firm and complying with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission. The audit and finance committee administers this policy statement. The policy statement established the four categories of permitted services described below, the reporting procedure for each category of permitted services, prohibited services and the pre-approval process we use for each category of permitted service.

     The audit and finance committee has reviewed the advisability and acceptability of utilizing our external auditor, PricewaterhouseCoopers LLP, for non-audit services. In reviewing this matter, the committee focused on the ability of our external auditor to maintain its independence. Based on input from management and the committee’s review of procedures established by PricewaterhouseCoopers LLP, the committee finds that it is both advisable and acceptable to employ our external auditor for certain limited non-audit services from time-to-time.

Principal accounting fees and services

     We have estimated the aggregate fees billed or fees we expect to be billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 as follows:

Type of Fee	2010	2009
Audit Fees	$1,050,189	$1,090,030
Audit-Related Fees	-	-
Tax Fees	195,045	126,101
All Other Fees	-	-
Total	$1,245,234	$1,216,131

     Audit Fees

     Audit fees represent the aggregate fees billed, or fees we expect to be billed, for professional services rendered in connection with the audit of our annual financial statements, a review of our financial statements included in our Form 10-Qs filed with the Securities and Exchange Commission and services normally provided by our accountants in connection with statutory or regulatory filings and engagements. The audit fees also include attestation services rendered in connection with the Sarbanes-Oxley Act of 2002 and out-of-pocket expenses incurred in providing audit services.

     Audit-Related Fees

     Audit-related fees represent the aggregate fees billed, or fees we expect to be billed, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. On a quarterly basis, the audit and finance committee pre-approves a specific quarterly limit on the amount of audit-related fees for non-audit services. Management is also required to report the specific engagements to the committee and obtain specific pre-approval from the committee.

     Tax Fees

     Tax fees represent the aggregate fees billed, or fees we expect to be billed, for professional services for tax compliance, tax advice and tax planning, including tax return review, review of tax laws and regulations and cases and other support in connection with complying with federal and state tax reporting and payment requirements. All tax fees have been pre-approved by the audit and finance committee.

     All Other Fees

     We have not been billed and do not expect to be billed for other products or services not included in the categories discussed above.

OTHER MATTERS

     Our management knows of no business, other than that mentioned above, to be transacted at the 2011 annual meeting. Unless otherwise instructed, the named proxies intend to vote in accordance with their judgment on any other matter that may properly come before the 2011 annual meeting.

OBTAINING ADDITIONAL INFORMATION FROM US

     This proxy statement incorporates by reference certain information from our financial statement footnotes in our Form 10-K for the year ended December 31, 2010. We undertake, on written or oral request, to provide you (or a beneficial owner of our securities entitled to vote), without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission, including our financial statements and schedules. You should address your requests to the corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number 909-394-3600.

     Unless we have been instructed otherwise, we are delivering only one proxy statement to multiple security holders sharing the same address. We will however, deliver promptly a separate copy of this proxy statement to a security holder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request. You may direct this request to us at the address or telephone number listed above. If you share an address with another shareholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above.

     If you would like to reduce the costs incurred by us in mailing proxy materials to you, you can consent to receiving future proxy materials, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

     You may also visit our website at http://www.aswater.com to view the charters of our audit and finance committee, nominating and governance committee and compensation committee. We also provide a copy of our code of conduct and guidelines on significant governance issues on this website. You can find this information on our website by clicking on “Investors” and then clicking on “Governance.”

630 East Foothill Boulevard, San Dimas, California 91773
909-394-3600 www.aswater.com

AMERICAN STATES WATER COMPANY 630 EAST FOOTHILL BOULEVARD SAN DIMAS, CA 91773
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
Nominees

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
☐	☐	☐

01	James F. McNulty	02	Robert J. Sprowls	03	Janice F. Wilkins

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	To approve the amendment to the Bylaws to increase the maximum and minimum size of the board from a range of five to nine directors to a range of six to eleven directors.		☐	☐	☐

3	Non-binding resolution to approve the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.		☐	☐	☐

The Board of Directors recommends you vote FOR 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

4	Non-binding resolution to determine how frequently (every one, two or three years), we should conduct an advisory vote on the compensation of our executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

5	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INFORMATION ABOUT ATTENDING

We will hold the Annual Meeting at The Langham Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106.

Shareholders must present a ticket to be admitted to the Annual Meeting. For the shareholders of record, your admission ticket is the detachable portion of your proxy form. Please have your ticket out and available when you reach the registration area at the Annual Meeting.

For shareholders who hold shares through a brokerage firm, bank or other holder of record, your ticket is the copy of your latest account statement to the Company representative at the Annual Meeting. You will not, however, be entitled to vote your shares at the Annual Meeting, unless you have obtained a legal proxy from your broker, bank or other shareholder of record. A copy of your account statement is not sufficient for this purpose.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

AMERICAN STATES WATER COMPANY
2011 ANNUAL MEETING OF SHAREHOLDERS
May 10, 2011
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd E. Ross and N.P. Dodge, Jr., and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held on Tuesday, May 10, 2011 at 10:00 a.m., Pacific Time at The Langham, 1401 South Oak Knoll Avenue, Pasadena, California.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned shareholder(s) and the named proxies will, in their sole discretion, vote such shares on any other matters that may properly come before the meeting or any adjournments thereof. If no direction is made, this proxy will be voted FOR the listed Nominees, FOR proposals 2, 3 and 5 and FOR a triennial advisory vote on the compensation of our executive officers. Further, if cumulative voting rights for the election of directors (Item 1) are exercised at the meeting, the proxies will cumulatively vote their shares as provided in the proxy statement. If a proposal is made to adjourn the meeting in order to enable management to continue to solicit proxies in favor of the proposals, the proxies will be voted in favor of adjournment, unless otherwise directed. The proxies will vote in favor of the election of a person as a director if a nominee named in the proxy statement is unable to serve or for good cause will not serve and on such other matters as are incident to the conduct of the annual meeting, unless otherwise instructed.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side